UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
RENT-A-CENTER, INC.
(Name of Registrant as Specified in its Charter)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RENT-A-CENTER, INC.
5501 Headquarters Drive
Plano, Texas 75024
Dear Fellow Stockholder:
It is our pleasure to invite you to attend Rent-A-Center, Inc.’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). The 2022 Annual Meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/RCII2022 on Tuesday, June 7, 2022, at 8:00 a.m. Central Time.
In connection with the 2022 Annual Meeting, the attached Notice of Annual Meeting and Proxy Statement describe the business items we plan to address at the meeting. We also plan to have a question and answer session during which our stockholders will have the opportunity to ask questions of management regarding our business.
In accordance with the Securities and Exchange Commission’s “Notice and Access” model, we are furnishing proxy materials to our stockholders via the Internet. On or about April 25, 2022, we began mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to submit your proxy via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable. We believe this process provides our stockholders with a convenient way to access the proxy materials and submit their proxies online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution.
Your vote is very important so we encourage you to review the information contained in the proxy materials and submit your proxy, regardless of the number of shares you own. It is important that beneficial owners of our common stock instruct their brokers on how they want to vote their shares. Please note that you will need the control number provided on your Notice of Internet Availability of Proxy Materials in order to submit your proxy online and, if desired, attend the 2022 Annual Meeting virtually.
We look forward to seeing you online on June 7, 2022.
Sincerely,
/s/ Jeffrey Brown Jeffrey Brown Chairman of the Board	/s/ Mitchell Fadel Mitchell Fadel Chief Executive Officer and Director

Notice of 2022 Annual Meeting of Stockholders
Tuesday, June 7, 2022
8:00 a.m. Central Time
The 2022 annual meeting of stockholders of Rent-A-Center, Inc. will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/RCII2022 on Tuesday, June 7, 2022, at 8:00 a.m. Central Time, for the following purposes:
1.
To elect or re-elect the eight directors nominated by our board of directors;

2.
To ratify the Audit & Risk Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;

3.
To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2021, as set forth in the proxy statement; and

4.
To transact other business that properly comes before the meeting and any adjournments or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice. Our board of directors has fixed the close of business on April 11, 2022 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the 2022 annual meeting of stockholders and at any and all adjournments or postponements thereof.
We are using the “Notice and Access” method of furnishing proxy materials to our stockholders via the Internet. Instructions on how to access and review the proxy materials on the Internet can be found on the Notice of Internet Availability of Proxy Materials (the “Notice”) mailed to stockholders of record on or about April 25, 2022. The Notice also contains instructions on how to receive a paper copy of the proxy materials.
Your vote is important, and whether or not you plan to attend the virtual 2022 annual meeting of stockholders, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail (if you receive paper copies of the proxy materials or request a paper proxy card). Instructions regarding all three methods of voting are included in the Notice, the proxy card and the proxy statement.
Thank you in advance for voting and for your support of Rent-A-Center.
By Order of the Board of Directors,
/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President — General Counsel and Corporate Secretary
Rent-A-Center, Inc.
5501 Headquarters Drive, Plano, Texas 75024
April 25, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2022
This Notice of Annual Meeting, the proxy statement and our annual report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) (which we are distributing in lieu of a separate annual report to stockholders) are available on our website at investor.rentacenter.com, in the “Financial Information — Annual Reports and Proxies” subsection. Additionally, you may access the Notice of Annual Meeting, the proxy statement and the 2021 Form 10-K at www.proxyvote.com.

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Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 7, 2022
This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc. on behalf of its board of directors (the “Board”), for the 2022 Annual Meeting of Stockholders of the Company (the “2022 Annual Meeting”). In this proxy statement, references to “Rent-A-Center”, the “Company”, “we”, “us”, “our” and similar expressions refer to Rent-A-Center, Inc., unless the context of a particular reference provides otherwise. Although we refer to our website and other websites in this proxy statement, the information contained on our website or other websites is not a part of this proxy statement. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed on or about April 25, 2022 to stockholders of record as of April 11, 2022.
SUMMARY
This summary highlights certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For information regarding our 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”).
Meeting Information
Date & Time:   8:00 a.m., Central Time, on Tuesday, June 7, 2022, or at such other time to which the meeting may be adjourned or postponed. References in this proxy statement to the 2022 Annual Meeting also refer to any adjournments, postponements or changes in time or location of the meeting, to the extent applicable.
Location:   The meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/RCII2022.
Eligibility to Vote:   You can vote if you were a stockholder of record at the close of business on April 11, 2022 by following the instructions set forth in this proxy statement.
The Company’s decision to hold a virtual meeting was made in light of the continuing coronavirus (COVID-19) pandemic. We believe the virtual meeting will facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost, regardless of size, resources or physical location and will safeguard the health of our stockholders, Board and management.
You will be able to attend the 2022 Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/RCII2022. To participate in the virtual meeting, you will need the control number included on the Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 8:00 a.m., Central Time. We encourage you to access the meeting website approximately 10-15 minutes prior to the start time.
Overview of Proposals
Proposal	Board Vote Recommendation
One: Election of Directors	FOR each Director Nominee
Two: Ratification of Auditors	FOR
Three: Advisory Vote on Executive Compensation	FOR

Board Information
Board Nominees
The following table provides summary information about each director nominee who is nominated for election or re-election at the 2022 Annual Meeting. Each director nominee will serve a one-year term expiring at the 2023 annual meeting of stockholders and until their successors are elected and qualified.
Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Public Company Boards
Jeffrey Brown (Chairman)	61	2017	• Significant public and private company board experience • Broad transactional expertise	Yes	Audit & Risk (chair)	Medifast, Inc.
Mitchell Fadel	64	2017	• Chief Executive Officer and former Chief Operating Officer of the Company • Significant knowledge of the business and rent-to-own industry	—	—	—
Christopher Hetrick	43	2017	• Extensive investment experience • Corporate strategy, capital allocation, executive compensation and investor communications	Yes	Compensation (chair) Nominating and Corporate Governance	—
Harold Lewis	61	2019	• Financial technology • Consumer finance	Yes	Audit & Risk Compensation	—
Glenn Marino	65	2020	• Retail finance, business development and banking	Yes	Audit & Risk Nominating and Corporate Governance	—
Carol McFate	69	2019	• Corporate finance and treasury • Governance	Yes	Audit & Risk Nominating and Corporate Governance (chair)	Argo Group International Holdings, Ltd
B.C. Silver	41	2021	• Financial technology, consumer products and retail industries	Yes	Compensation Nominating and Corporate Governance	—
Jen You	40	2022	• Consumer technology products and platforms	Yes	Compensation	—

Independent Directors
Other than our Chief Executive Officer, all members of the Board are independent as determined in accordance with applicable rules of Nasdaq and the Securities and Exchange Commission (the “SEC”) and as determined by our Board.
Board Leadership Structure; Independent Chairman
Our Board separates the roles of Chairman and Chief Executive Officer. Mr. Brown serves as Chairman and Mr. Fadel serves as our Chief Executive Officer.
Board Diversity
Our Board includes a range of individuals with diverse backgrounds and experiences, including both gender and ethnic diversity.
Corporate Governance
General
Our Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders, including:
•
a code of business conduct and ethics applicable to all of our Board members and employees;

•
a majority voting standard in non-contested elections for directors;

•
annual elections for all directors;

•
a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters; and

•
procedures regarding stockholder communications with our Board and its committees.

Director Compensation
Under our current compensation program, our non-employee directors receive annual retainers, which are payable in cash unless the applicable director has elected to receive all or a portion of such amount in the form of deferred stock units (“DSUs”), as well as an annual DSU award under the Rent-A-Center, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”) with a grant date value of $132,500. In addition, non-employee directors may elect to defer cash dividends otherwise payable on DSUs into additional DSUs. The Company provides a 25% matching contribution on deferrals of cash retainers and cash dividends into DSUs.
Mr. Fadel, our Chief Executive Officer and our only employee director, is not entitled to receive compensation for his service as a director.
Executive Compensation
Program Objectives
The objectives of our executive compensation program are to:
•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;

•
align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

The Company’s compensation philosophy is generally to refer to the 50th to 75th percentile of target total direct compensation (base salary, annual incentive opportunity and long-term incentive compensation opportunity) paid at similarly situated public companies in the retail and consumer finance sectors, which include companies in the Company’s Peer Group (as described under “Compensation Discussion and Analysis” below), as a guideline, with cash compensation (base salary and annual incentive opportunity) generally targeted around the 50th percentile and long-term incentive compensation generally targeted at around the 75th percentile.

The following are the primary forms of compensation currently utilized by the Compensation Committee in compensating our named executive officers:
•
base salary, which is paid in cash;

•
annual incentive compensation, which is paid in cash and, for 2021, was based on (1) consolidated adjusted EBITDA, (2) Acima segment revenues, and (3) Rent-A-Center Business segment same store sales. For purposes of the annual incentive compensation, consolidated adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, and the impacts of the annual incentive compensation expense, as adjusted for certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities (“Adjusted EBITDA”); and

•
long-term incentive compensation, which was updated in 2021 to eliminate stock options and implement ratable vesting of restricted stock units, now consists of (1) restricted stock units which vest one-third each year over a three-year period, and (2) performance stock units which vest based solely on a relative total shareholder return metric over a three-year measurement period.

Pay for Performance; Relative Total Shareholder Return
Our executive compensation program directly links a substantial portion of executive compensation to our financial and stock price performance through both annual and long-term incentives.
For the 2021 annual cash incentive program, based on Company performance, each executive officer received an amount equal to 128% of such person’s target bonus amount.
In 2019, our Compensation Committee granted eligible executive officers performance-based restricted stock units based on our relative Total Shareholder Return (“TSR”) as compared to the S&P 1500 Specialty Retail Index over a three-year measurement period, which ended December 31, 2021. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period, ranked us 6 out of 57 companies in the S&P 1500 Specialty Retail Index, or the 91st percentile, which resulted in the vesting of 200% of the performance-based restricted stock units that were granted.
Equity Ownership Guidelines
We believe that our Board and our management should have a significant financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, our directors, Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents are subject to equity ownership guidelines.
Hedging and Pledging Restrictions
Our insider trading policy prohibits our directors, officers and employees from engaging in hedging, monetization or options transactions related to our securities or transactions involving any derivative security of the Company or similar instruments.
Our insider trading policy also prohibits the holding of securities of the Company in a margin account or pledging securities of the Company as collateral for a loan, in each case unless they are treated as non-marginable by the brokerage firm.
Clawback Policy
Our Board has adopted a clawback policy that allows the Company to seek recoupment, repayment and/or forfeiture of any annual or long-term cash, equity or equity-based incentive or bonus compensation outstanding and unpaid or paid and received during the three-year period preceding the date of a clawback event (as described under “Compensation Discussion and Analysis — Policies and Risk Mitigation — Clawback Policy”).

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING AND VOTING PROCEDURES
Who may vote?

Stockholders of record as of the close of business on April 11, 2022, the record date for the 2022 Annual Meeting, may vote at the virtual meeting. Each share of common stock entitles the holder to one vote per share. As of April 11, 2022, there were 59,138,942 shares of our common stock outstanding, which were held by 46 holders of record. At least ten days prior to the 2022 Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours at our principal executive offices located at 5501 Headquarters Drive, Plano, Texas 75024. Any such examination will be subject to adhering to required safety protocols implemented due to the COVID-19 pandemic. The list will also be available online at the 2022 Annual Meeting for examination by any stockholder who is present.
What constitutes a quorum?

The holders of at least a majority of our outstanding shares of common stock entitled to vote at the 2022 Annual Meeting must be present online or represented by proxy at the 2022 Annual Meeting to have a quorum. Any stockholder present online at the 2022 Annual Meeting or represented by proxy, but who abstains from voting, and “broker non-votes” will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.
How do I vote?

You cannot vote your shares of common stock unless you are present online at the virtual meeting or you have previously given your proxy before the applicable deadline. If you are a registered stockholder, you may vote your shares or submit a proxy in one of the following convenient ways:
Voting Method	Description of Process
By Internet	You may submit a proxy electronically on the Internet, by visiting the website shown on the Notice or proxy card and following the instructions.
By Telephone
If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone, by calling the toll-free telephone number shown on the Notice or proxy card and following the instructions.

By Mail
If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning a paper proxy card in accordance with its instructions. The Notice provides instructions on how to request a paper proxy card and other proxy materials.

Online at the 2022 Annual Meeting
You may vote by attending the 2022 Annual Meeting and casting your vote during the designated portion of the meeting by following the instructions provided on the meeting website. Merely attending the meeting online, but without properly voting, will not count as a vote.

If you are voting on the Internet prior to the 2022 Annual Meeting or by telephone, your voting instructions must be received by 11:59 p.m., Eastern Time on June 6, 2022, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 11:59 p.m., Central Time, on June 2, 2022.
If your shares are held in street name, you will receive instructions from your bank, broker or other holder of record that you must follow in order for your shares to be voted.

How will the proxies be voted?

The Board has appointed Mr. Bryan Pechersky, Executive Vice President, General Counsel and Corporate Secretary, and Ms. Maureen Short, Executive Vice President and Chief Financial Officer, as the management proxyholders for the 2022 Annual Meeting. All properly executed proxies, unless revoked as described below, will be voted by a management proxyholder at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:
Proposal	Board Recommendation
One: Election of Directors	“FOR” each of the Board’s nominees for director
Two: Ratification of the Audit & Risk Committee’s Selection of Ernst & Young LLP	“FOR” the ratification of the Audit & Risk Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2022
Three: Advisory Vote on Executive Compensation	“FOR” the resolution approving, on an advisory basis, the compensation of the named executive officers for the year ended December 31, 2021, as set forth in this proxy statement
As of the date of this proxy statement, the Board is not aware of any other business or nominee to be presented or voted upon at the 2022 Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the management proxy holders will use their discretion to vote the proxies in accordance with their best judgment in the interests of the Company. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above.
How do I revoke my proxy if desired?

If you are a registered stockholder, you may revoke your proxy by timely following one of the processes set forth below.
Revocation Method	Description of Process
New Proxy Card	Deliver a signed proxy, dated later than the first one, which proxy must be received by the Company prior to the vote at the 2022 Annual Meeting
New Internet/Telephone Proxy	Vote at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone, which vote must be submitted prior to the deadline set forth above
New Vote Online at 2022 Annual Meeting	Attend the virtual meeting and vote online or by proxy (attending the virtual meeting alone will not revoke your proxy)
Written Notice to the Company
Deliver a signed, written revocation letter, dated later than the previously submitted proxy, to Bryan Pechersky, Executive Vice President — General Counsel & Corporate Secretary, at 5501 Headquarters Drive, Plano, TX 75024, which letter must be received by the Company prior to the vote at the 2022 Annual Meeting

If you are a street name stockholder and you submit a voting instruction form, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with the procedures of such bank, broker or other holder of record.

How many votes must each proposal receive to be adopted?

Proposal	Required Vote for Approval	Impact of Broker Non-Votes and Abstentions
One: Election of Directors
Under our bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee.
Broker non-votes and abstentions will not affect the outcome of the vote.
Two: Ratification of the Audit & Risk Committee’s Selection of Ernst & Young LLP	A majority of the votes cast is required to ratify Ernst & Young LLP as our independent registered public accounting firm.	Certain brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. Abstentions will not affect the outcome of the vote.
Three: Advisory Vote On Executive Compensation
The affirmative vote of the holders of a majority in voting power of the shares of common stock present online or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation.

Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” this proposal.

A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of elections.
What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists.
Your broker is not permitted to vote your uninstructed shares in respect of Proposal One (election of directors) or Proposal Three (advisory vote on executive compensation). As a result, if you hold your shares in street name and you do not instruct your broker how to vote, no votes will be cast on your behalf in respect of the foregoing matters. However, if you hold your shares in street name and you do not instruct your broker how to vote in respect of Proposal Two (ratification of auditors), your broker might be entitled to vote your shares.
To be certain your shares are voted in the manner you desire, you should instruct your bank or broker how to vote your shares.

How will stockholders be able to participate in and ask questions at the 2022 Annual Meeting?

The 2022 Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/RCII2022. To participate in the virtual meeting, visit such website and enter the control number included on the Notice, proxy card or voting instruction form.
The virtual meeting will provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Stockholders will be able to attend and participate online and submit questions prior to or during the meeting. Questions may be submitted in advance of the meeting prior to 11:59 p.m., Eastern Time, on June 6, 2022, by logging into www.proxyvote.com, entering your control number and, once past the login screen, clicking on “Submit Questions,” choosing a question type, typing in your question, and clicking “Submit.” Alternatively, questions may be submitted during the meeting by logging into the virtual meeting platform, clicking on “Q&A,” typing in your question, and clicking “Submit.”
As part of the 2022 Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted prior to and during the meeting in accordance with the 2022 Annual Meeting procedures and which are pertinent to the Company and the meeting matters, as time permits. Questions or comments that are irrelevant to the business of the meeting or the Company’s business, in furtherance of the personal or business interests of a stockholder, relate to material non-public information of the Company or pending or threatened litigation or investigations, derogatory to individuals or groups or not in good taste, related to personal grievances or are otherwise not suitable for the conduct of the meeting as determined in the sole discretion of the Company will not be answered. The Company may not respond to questions that are substantially repetitious of other statements made or questions received, or may group questions together by topic with a representative question read aloud and answered.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Shareholders should ensure that they have a strong internet connection if they plan to attend and/or participate in the meeting. We encourage you to access the meeting website approximately 10-15 minutes prior to the start time to allow for any unforeseen technical issues, as the meeting webcast will begin promptly at 8:00 a.m., Central Time. If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the virtual meeting login page for assistance. Technical support will be available beginning at 7:45 a.m., Central Time, on the date of the meeting through the conclusion of the meeting.
Who is soliciting my proxy?

The Board is soliciting your proxy and we will bear the cost of soliciting proxies. Proxies may be solicited by telephone, electronic mail, personal interview or other means of communication. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to you if you are a beneficial holder of our shares. We have engaged Saratoga Proxy Consulting LLC, a proxy solicitation firm, to assist in the solicitation of proxies for which we will pay a fee in the amount of $10,000 and will also reimburse Saratoga Proxy Consulting LLC for reasonable and customary out-of-pocket expenses incurred in performing such services.

PROPOSAL ONE:
ELECTION OF DIRECTORS
Board Overview

Following approval of the amendment to the Company’s Certificate of Incorporation at the 2021 annual meeting of stockholders, each director elected at each annual meeting of stockholders, beginning with the 2022 Annual Meeting, will serve a one-year term expiring at the following annual meeting of stockholders and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. Currently, the number of directors constituting our entire Board is eight.
Director	Director Since
Jeffrey Brown	2017
Mitchell Fadel	2017
Christopher Hetrick	2017
Harold Lewis	2019
Glenn Marino	2020
Carol McFate	2019
B.C. Silver	2021
Jen You	2022
Nominees for Director at the 2022 Annual Meeting

Each of our eight directors are to be elected by our stockholders at the 2022 Annual Meeting. Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of our sitting directors to be elected or re-elected as directors by our stockholders.
The qualifications necessary for a board nominee and the Nominating and Corporate Governance Committee’s process for evaluating prospective board members is discussed under “Director Nominations — Qualifications” below. Specific experience and relevant considerations with respect to each nominee are set forth in each candidate’s respective biography below.
Each director has agreed to stand for election or re-election; however, should any of them become unable or unwilling to accept such nomination, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy. If any nominee is unable to serve his or her full term, the Board may reduce the number of directors or designate a substitute to serve until the subsequent annual meeting of stockholders. Our Board has no reason to believe that any of the director nominees will be unable or unwilling to serve as a director, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.
Our Board recommends that you vote “FOR” each of the director nominees.

Jeffrey Brown
Chairman of the Board; Independent Director Age: 61 Director Since: 2017 Committees Served: Audit & Risk (chair) Gender: Male Ethnicity: Caucasian
Mr. Brown is the Chief Executive Officer and founding member of Brown Equity Partners, LLC (“BEP”), which provides capital to management teams and companies needing equity capital. Prior to founding BEP in 2007, Mr. Brown served as a founding partner and primary deal originator of the venture capital and private equity firm Forrest Binkley & Brown from 1993 to 2007. Mr. Brown has worked at Hughes Aircraft Company, Morgan Stanley & Company, Security Pacific Capital Corporation and Bank of America Corporation.
In his 35 years in the investment business, Mr. Brown has served on over 50 boards of directors, including the boards of directors of ten public companies. Since June 2017, Mr. Brown has served as a director of Rent-A-Center, Inc., and is currently its Chairman. Since June 2015, Mr. Brown has served as the Lead Director of Medifast, Inc., where he also serves as chairman of the Audit Committee and is a member of the Executive Committee. Mr. Brown previously served as a director for companies such as Outerwall Inc., Midatech Pharma PLC and Nordion, Inc.
We believe Mr. Brown’s extensive public and private company board experience, significant transactional experience and strong financial experience, provide valuable perspectives and leadership to the Board as we pursue our strategic growth objectives.

Mitchell Fadel
Director; Chief Executive Officer Age: 64 Director Since: 2017 Committees Served: N/A Gender: Male Ethnicity: Caucasian; Middle-Eastern
Mr. Fadel has served as one of our directors since June 2017 and was named Chief Executive Officer on January 2, 2018. Mr. Fadel was self-employed prior to joining the Company after most recently serving as President — U.S. Pawn for EZCORP, Inc., a leading provider of pawn loans in the United States and Mexico, from September 2015 to December 2016. Prior to that, Mr. Fadel served as President of the Company (beginning in July 2000) and Chief Operating Officer (beginning in December 2002) each until August 2015, and also as a director of the Company from December 2000 to November 2013. From 1992 until 2000, Mr. Fadel served as President and Chief Executive Officer of the Company’s subsidiary Rent-A-Center Franchising International, Inc. f/k/a ColorTyme, Inc. Mr. Fadel’s professional experience with the Company also includes previously serving as a Regional Director and a District Manager.
As our Chief Executive Officer, Mr. Fadel’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. Fadel brings 30 years of experience in and knowledge of the rent-to-own industry, including his previous tenure as our President and Chief Operating Officer, to the Board. We believe Mr. Fadel’s service as our Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

Christopher Hetrick
Independent Director Age: 43 Director Since: 2017 Committees Served: Compensation (chair); Nominating and Corporate Governance Gender: Male Ethnicity: Caucasian
Mr. Hetrick has been the Director of Research at Engaged Capital, a California based investment firm and registered advisor with the SEC focused on investing in small and mid-cap North American equities, since September 2012. Prior to joining Engaged Capital, Mr. Hetrick worked at Relational Investors LLC (“Relational”), a $6 billion activist equity fund, from January 2002 to August 2012. Mr. Hetrick began his career with Relational as an associate analyst. He eventually became the firm’s senior consumer analyst overseeing over $1 billion in consumer sector investments. Prior to his work heading up the consumer research team, Mr. Hetrick was a generalist covering major investments in the technology, financial, automotive and food sectors.
We believe that Mr. Hetrick’s extensive investment experience in a broad range of industries including consumer retail as well as his expertise in corporate strategy, capital allocation, executive compensation and investor communications provide valuable perspectives to our Board.

Harold Lewis
Independent Director Age: 61 Director Since: 2019 Committees Served: Audit & Risk; Compensation Gender: Male Ethnicity: African American
Mr. Lewis brings over 30 years of experience in financial services and mortgage lending. From August 2018 until June 2019, he served as the CEO of Renovate America, Inc., a national home improvement fintech company focused on energy efficient home improvement lending. From 2016 to 2018, Mr. Lewis was a senior advisor for McKinsey & Company, a worldwide management consulting firm. From 2012 to 2015 he served as President and COO of Nationstar Mortgage, one of the largest mortgage servicers in the country. In that position, he grew Nationstar’s servicing platform from $30 billion to $400 billion and mortgage origination portfolio from $1.8 billion to $25 billion while also building and managing Nationstar’s relationship with the newly created industry regulator, the Consumer Financial Protection Bureau. Prior to Nationstar Mortgage, he held C-Suite and senior executive positions at Citi Mortgage, Fannie Mae, Resource Bancshares Mortgage Group and Nations Credit, among others.
We believe that Mr. Lewis’ significant financial technology knowledge, broad experience with a similar customer demographic as our company and consumer finance regulatory experience provides our Board with an important resource across our Rent-A-Center and Acima businesses.

Glenn Marino
Independent Director Age: 65 Director Since: 2020 Committees Served: Audit & Risk; Nominating and Corporate Governance Gender: Male Ethnicity: Caucasian
Mr. Marino was appointed to the Board in February 2020. Mr. Marino brings 40 years of experience in the consumer retail finance industry, most recently serving as Executive Vice President, CEO — Payment Solutions and Chief Commercial Officer of Synchrony Financial, Inc., a $21 billion financial services company, from 2014 until 2018. Prior to the spin-off in 2014 of Synchrony by General Electric Corporation, Mr. Marino was an executive with the North American retail finance business of General Electric, serving as CEO — Payment Solutions and Chief Commercial Officer from 2012-2013, and CEO — Sales Finance from 2001 to 2011. From 1999 to 2001, Mr. Marino served as CEO of Monogram Credit Services, a joint venture between GE and BankOne (now JPMorgan Chase & Co.). Prior to that, Mr. Marino held various roles of increasing responsibility in finance, business development, credit risk, and marketing with General Electric and Citibank.
We believe Mr. Marino’s extensive knowledge in retail finance, business development, and banking and his consumer finance regulatory experience provide a valuable perspective to our Board as we continue to grow our Acima segment.

Carol McFate
Independent Director Age: 69 Director Since: 2019 Committees Served: Audit & Risk; Nominating and Corporate Governance (chair) Gender: Female Ethnicity: Caucasian
Ms. McFate served from 2006 until 2017 as the Chief Investment Officer of Xerox Corporation, a multinational document provider of multifunction document management systems and services, managing retirement assets for North American and United Kingdom plans. Previously, Ms. McFate served in various finance and treasury roles for a number of prominent insurance and financial services companies, including XL Global Services, Inc., a U.S.-based subsidiary of XL Capital Ltd., a leading Bermuda-based global insurance and reinsurance company, American International Group, Inc., an American multinational property & casualty insurance, life insurance, and financial services provider, and Prudential Insurance Company of America, an American Fortune Global 500 and Fortune 500 company whose subsidiaries provide life insurance, investment management and other financial products and services to both retail and institutional customers through the U.S. and in over 30 other countries. Ms. McFate is a Chartered Financial Analyst. Ms. McFate also serves as a director and member of the audit committee and as the chair of the investment committee of Argo Group International Holdings, Ltd.
Ms. McFate brings over 40 years of global corporate finance experience and a varied viewpoint to the Board which we believe supports us in our strategic initiatives and enhances our long-term vision, sustainable growth and shareholder value.

B.C. Silver
Independent Director Age: 41 Director Since: 2021 Committees Served: Compensation; Nominating and Corporate Governance Gender: Male Ethnicity: African American
Mr. Silver was appointed to the Board in January 2021. Mr. Silver is an accomplished marketing executive and entrepreneur who has established several startup companies in the financial services and technology industries. Mr. Silver currently serves as the Chief Marketing Officer for Root Inc., an insurance fintech company currently serving the auto insurance market. Mr. Silver is also the founder of Grind Finance, a mobile banking company launched in 2019 designed to empower underserved communities. From 2017 to 2019, Mr. Silver served as President, Chief Marketing Officer for RushCard (which was acquired by Green Dot Corporation) and as General Manager — Consumer Division and Vice President of Digital Marketing and Account Acquisition for Green Dot Corporation, a financial technology leader and bank holding company that designs and deploys mobile banking and financial services products directly to consumers through one of the largest retail banking distribution platforms in America. From 2015 to 2017, Mr. Silver served as Senior Director of Marketing and Strategic Planning for Mars, Incorporated, a leading global consumer products company with a portfolio of confectionery, food and pet care products and services. Prior to Mars, Mr. Silver served in sales and marketing positions with The Clorox Company and Procter & Gamble.
Mr. Silver has extensive knowledge of the financial technology, consumer products and retail industries and strong marketing and leadership skills, which we believe are valuable assets as we continue to invest in our digital lease-to-own solutions across our business.

Jen You
Independent Director Age: 40 Director Since: 2022 Committees Served: Compensation Gender: Female Ethnicity: Asian
Ms. You was appointed to the Board in January 2022. Ms. You is an accomplished technology executive. Ms. You currently serves as Head of Product for Uber Rides, a leading global mobility as a service provider, where she leads a global product organization building consumer experiences and reimagining mobility in over 80 countries around the world. Prior to her current position, Ms. You served as VP Growth for RippleX Platform, a provider of technology infrastructure, tools, services, programs and support for creation on the XRP Blockchain Ledger (XRPL), from April 2020 to January 2021; VP Technology Products, Growth & Monetization Strategy, for WeWork, a provider of flexible shared workspaces, from October 2018 to April 2020; and VP Product & Operations for UnitedMasters, a leading digital content distribution company, from December 2016 to August 2018. Prior to that, she served in various product and business roles at Facebook (now Meta), a leading social media platform, from 2012 to 2016. In 2020, Ms. You led the launch of a new open-source payment protocol called PayID reaching over 125 million consumers globally, and launched the Open Payments Coalition, a consortium of the world’s largest wallets and exchanges collaborating to make payments more open and interoperable for all consumers.
Ms. You’s extensive knowledge in technology products and platforms, including in the consumer space, along with her strong background and leadership skills, provide a valuable addition to our Board as we continue to implement digital solutions for consumers and merchants across our business.

Skills and Qualifications of Board of Directors and Nominees

The following table provides an overview of certain qualifications that we believe each of our directors possesses and which benefits our Board and Company. This table is not intended to provide a comprehensive list of all qualifications. Please refer to each director’s biographical information above in this proxy statement for additional information.
Board Diversity

Our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. While the Nominating and Corporate Governance Committee has not established a formal policy regarding diversity in identifying director nominees, we believe that it is important that our directors understand the diverse populations that we serve. Indeed, Board membership should reflect diversity in its broadest sense, including persons diverse in background, geography, age, perspective, gender, and ethnicity and the Nominating and Corporate Governance Committee strives to ensure that the candidate pool reflects these attributes.
The matrix below summarizes the gender and ethnic diversity that exists on our Board:
Board Diversity Matrix (as of the date of this proxy statement)
Board Size:
Total Number of Directors	8
Gender Identity:	Male	Female	Non-Binary	Did Not Disclose Gender
Directors	6	2	—	—
Number of directors who identify in any of the categories below:
African American or Black	2	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Caucasian	3	1	—	—
Hispanic or Latino	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

CORPORATE GOVERNANCE
General

Our Board has established corporate governance practices designed to serve the best interests of our Company and our stockholders. In this regard, our Board has, among other things, adopted:
•
a code of business conduct and ethics applicable to all members of our Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller;

•
separation of the Chairman and Chief Executive Officer roles;

•
a majority voting standard in non-contested elections for directors;

•
annual elections for all directors;

•
a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

•
provisions in our bylaws regarding director candidate nominations and other proposals by stockholders;

•
written charters for its Audit & Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee;

•
procedures regarding stockholder communications with our Board and its committees; and

•
policies regarding the entry by our Company and its subsidiaries into transactions with certain persons related to our Company.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the SEC or Nasdaq and taking into consideration any feedback received from our stockholders.
Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all members of our Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller. The Code of Business Conduct and Ethics forms the foundation of a compliance program we have established as part of our commitment to responsible business practices that includes policies, training, monitoring and other components covering a wide variety of specific areas applicable to our business activities and employee conduct. A copy of the Code of Business Conduct and Ethics is published on our website at https://investor.rentacenter.com/governance-documents. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.
Structure of the Board

Independent Chairman
Our Board separates the roles of Chairman and Chief Executive Officer. Mr. Brown serves as Chairman and Mr. Fadel serves as our Chief Executive Officer. The Board believes that the separation of the roles of Chairman and Chief Executive Officer at this time is appropriate in light of Mr. Fadel’s tenure as Chief Executive Officer and is in the best interests of the Company’s stockholders. Separating these positions aligns the Chairman role with our independent directors, enhances the independence of our Board from management and allows our Chief Executive Officer to focus on developing and implementing our strategic initiatives and supervising our day-to-day business operations. Our Board believes that Mr. Brown is well situated to serve as Chairman because of his experience serving on the boards of directors of other public companies, including as lead director of MediFast, Inc. Mr. Brown works closely with Mr. Fadel to set the agenda for Board meetings and to coordinate information flow between the Board and management.
Our Board understands that there is no single, generally accepted approach to providing Board leadership and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary based on the situation. Our Board will review its determination to separate the roles of Chairman and Chief Executive Officer periodically or as circumstances and events may require.

Independent Directors
As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2022, each of our non-employee directors completed a questionnaire which inquired as to their relationship (and the relationships of their immediate family members) with us and other potential conflicts of interest. Taking into account our review of the responses to this questionnaire process and such other due consideration and diligence as it deemed appropriate, in March 2022, our Board met to discuss the independence of those non-employee directors. Following such discussions and based on the recommendations of the Nominating and Corporate Governance Committee, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Jeffrey Brown, Christopher Hetrick, Harold Lewis, Glenn Marino, Carol McFate, B.C. Silver and Jen You.
The table below includes a description of categories or types of transactions, relationships or arrangements, if any, considered by our Board in reaching its determination that the directors are independent.
Name	Independent	Transactions/Relationships/Arrangements
Jeffrey Brown	Yes	None
Christopher Hetrick	Yes	Employee of Engaged Capital, LLC, a stockholder that beneficially owns 2,355,730 shares of the Company (based on a Form 13F filed by Engaged Capital, LLC with the SEC on February 14, 2022). The Board did not deem this ownership by Mr. Hetrick’s employer to impair his independence.
Harold Lewis	Yes	None
Glenn Marino	Yes	None
Carol McFate	Yes	None
B.C. Silver	Yes	None
Jen You	Yes	None
Committees of the Board
The standing committees of the Board during 2021 included the (1) Audit & Risk Committee, (2) Compensation Committee, and (3) Nominating and Corporate Governance Committee. Each of the standing committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company. From time to time, the Board may also appoint special committees for specific matters, as it did in 2020 in connection with the Company’s evaluation of the Acima transaction.
The following table provides membership and meeting information for the Board and each of the Board’s standing committees during 2021 for our current directors and also reflects changes to committees as of the date of this proxy statement:
Name	Independent(1)	Audit & Risk Committee(2)	Compensation Committee	Nominating and Corporate Governance Committee
Jeffrey Brown	Yes	Chair	—	—
Mitchell Fadel	No	—	—	—
Christopher Hetrick	Yes	—	Chair	Member
Harold Lewis	Yes	Member	Member	—
Glenn Marino	Yes	Member	—	Member
Carol McFate	Yes	Member	—	Chair
B.C. Silver	Yes	—	Member	Member
Jen You	Yes	—	Member(3)	—
Number of Committee Meetings in 2021	—	8	7	6

(1)
The Board has determined whether the director is independent as described above under “Independent Directors”.

(2)
The Board has determined that Mr. Brown is an “audit committee financial expert” as defined by SEC rules and that each of Mr. Lewis, Mr. Marino and Ms. McFate meets the financial sophistication requirements for Nasdaq audit committee members.

(3)
The director was appointed to the indicated committee in March 2022 and did not attend any meeting of such committee in 2021.

Audit & Risk Committee
The Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit & Risk Committee reviews, among other things:
•
the financial reports and other financial information provided by us to the SEC or the public;

•
our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established;

•
our independent auditor’s qualifications and independence;

•
the performance of our internal audit function and our independent auditors;

•
the efficacy and efficiency of our auditing, accounting and financial reporting processes generally; and

•
our risk management practices.

The Audit & Risk Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. In addition, the Audit & Risk Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors and management (including regularly scheduled executive sessions with the head of our internal audit department, Chief Risk Officer and our independent auditors). The Audit & Risk Committee also oversees compliance with our Code of Business Conduct and Ethics.
The Audit & Risk Committee pre-approves all audit and non-audit services provided by our independent auditors, other than de minimis exceptions for non-audit services that may from time to time be approved by the Audit & Risk Committee. The Audit & Risk Committee may delegate pre-approval authority to one or more of its members from time to time or may adopt specific pre-approval policies and procedures; however, any such pre-approvals must in all cases be presented for ratification by the Audit & Risk Committee at its next scheduled meeting.
The Board has adopted a charter for the Audit & Risk Committee, which can be found on our website at https://investor.rentacenter.com/governance-documents. The Audit & Risk Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.
Compensation Committee
The Compensation Committee, among other things:
•
discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Financial Officer, and each of our Executive Vice Presidents, including assessing the risks associated with our executive compensation policies and practices and employee benefits;

•
administers our equity incentive plans;

•
reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, Annual Report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, Annual Report on Form 10-K or any information statement, as applicable;(1) and

•
recommends to the Board the form and amount of director compensation and conducts a review of such compensation from time to time, as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found on our website at https://investor.rentacenter.com/governance-documents. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.
The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described in the section “Compensation Discussion and Analysis — Compensation Process” below in this proxy statement.

(1)
Ms. You was appointed to the Compensation Committee in March 2022, which was after the meeting in which the “Compensation Discussion and Analysis” section of this proxy statement was reviewed by the Compensation Committee.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See the section “Compensation Discussion and Analysis — Compensation Process” below in this proxy statement for more information. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by, among other things:
•
identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board;

•
recommending to the Board candidates for election or re-election as directors, including director candidates submitted by the Company’s stockholders;

•
recommending members of the Board to serve on committees;

•
overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies;

•
directing the succession planning efforts for the Chief Executive Officer and reviewing management’s succession planning process with respect to our other senior executive officers; and

•
overseeing the public reporting regarding our environmental, social, governance and sustainability (“ESG”) initiatives.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://investor.rentacenter.com/governance-documents. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.
Board and Committee Self-Evaluations
Each year, the Board and its committees perform a rigorous self-evaluation. The Nominating and Corporate Governance Committee oversees the process. The evaluations solicit input from directors regarding the performance and effectiveness of the Board, its committees and its members and provide an opportunity for directors to identify areas of potential enhancements. Individual director responses are submitted through a third-party firm engaged by the Company to administer the evaluation process and report the results, which are compiled for review and discussion by the Board and its committees. The Board believes this process is effective to evaluate the Board, its committees and the contributions of its members, and identify opportunities for continuous improvement.
Board Oversight

General Risk Oversight
Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, cybersecurity, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed in this proxy statement. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks and, in general, all independent directors regularly attend committee meetings regardless of membership on that committee and the full Board is provided with all Board and standing committee meeting materials.
Cybersecurity Oversight
The Board maintains oversight of the Company’s cybersecurity risk through regular updates from management. Specifically, the Board and its Audit & Risk Committee receive updates from management, including the Company’s Chief Information Security Officer, regarding the status of ongoing projects to strengthen our defenses against cybersecurity events and reviews risks relevant to cybersecurity and existing controls in place to mitigate the risk and impacts of cybersecurity incidents. Among other things, the

Company maintains an incident response policy and plan designed to provide for timely, consistent responses to actual or attempted data and security incidents impacting the Company, and requires third party and other risk compliance attestations.
Environmental, Social and Governance Initiatives Oversight
Our Board recognizes that ESG issues are of increasing importance to our investors, as well as our employees and customers, and that being a responsible corporate citizen helps drive shareholder value. Our Board is committed to maintaining strong ESG practices and integrating ESG initiatives into our operations and strategic business objectives. Our Nominating and Corporate Governance Committee assists the Board in overseeing the Company’s ESG initiatives and reporting. In the second quarter of 2022, we plan to publish our first annual ESG report, to better communicate the Company’s ESG accomplishments, programs and objectives. As described further in our 2022 ESG Report, our ESG initiatives cover a wide range of areas of importance to our Company and our stakeholders and are driven by our core values and mission to improve the quality of life for our customers and employees. This includes ensuring the health and safety of our employees, customers and communities and serving our communities by providing household and other durable goods to underserved cash and credit constrained customers and offering an affordable and flexible way to furnish a home and obtain access to other essential items without incurring a long-term debt obligation or accessing credit. In addition, our employees are offered competitive pay and benefits and paid time off, and we have a long-standing history of promoting from within to support our employees in advancing their careers and professional development. Our charitable giving efforts are aligned with our desire to help the underserved including hunger relief, family and youth empowerment, and disaster relief. We put our values into action by supporting causes that give families peace of mind and offer children opportunities that will help them reach their potential. We also strive to operate our retail stores efficiently to conserve the environment by optimizing our fleet of vehicles, implementing energy efficient lighting, recycling, and leasing energy efficient products.
Our company and our Board firmly believe we are able to effect positive social and environmental change, enhance business results and improve the wellbeing of our employees through our robust ESG program.
Director Compensation

Cash Compensation
The following table provides an overview of the directors’ 2021 annual retainers:
Position	2021 Annual Retainer
All Non-Employee Directors (including the Chairman)	$77,500
Chairman of the Board	$175,000
Chair of the Audit & Risk Committee	$27,500
Other members of the Audit & Risk Committee	$15,000
Chair of the Compensation Committee	$25,000
Other members of the Compensation Committee	$10,500
Chair of the Nominating and Corporate Governance Committee	$20,000
Other members of the Nominating and Corporate Governance Committee	$10,000
Additionally, each non-employee director received $2,500 for each Board meeting he or she attended in person (or, at the discretion of the Compensation Committee, via telephonic or other electronic means) in 2021. The Board eliminated meeting attendance fees in 2022. Directors are also reimbursed for their expenses in attending Board and committee meetings.
Mr. Fadel, as an employee of the Company, is not entitled to receive any compensation for his service as a director.
DSU Deferral Awards
Under the current compensation program, retainers may be paid in a combination of cash or DSUs at each non-employee director’s election. Deferred fees are matched 25% by the Company, and the total deferred fees and matching contributions are converted into an equivalent value of DSUs. Deferred fees plus matching contributions are converted to DSUs based on the closing price of Rent-A-Center common stock on the trading day immediately preceding the date on which the DSUs are granted. Currently, the Board’s practice is to pay cash retainers and issue DSUs in respect of any deferred cash retainers on a quarterly basis. In addition, non-employee directors may elect to defer cash dividends otherwise payable on DSUs into additional DSUs. Deferred cash dividends are matched 25% by the Company, and the total deferred cash dividends and matching contributions are converted into an equivalent value of DSUs.

Annual DSU Awards
Our non-employee directors receive an annual award of DSUs on the first business day of each year pursuant to the 2021 Plan. Annual DSU Awards are not eligible for the matching contribution.
The annual DSU award to our non-employee directors for 2021 was valued at $120,000, which was the same value as 2020.
Description of DSUs
Each DSU is fully vested and non-forfeitable at the time of award and represents the right to receive one share of common stock of the Company. Those shares of common stock are not issued to a director until that director ceases to be a member of the Board and, therefore, cannot be sold until such time. The DSUs do not have voting rights. The holder of a DSU is entitled to receive cash dividend equivalent payments with respect to the shares underlying such DSU if, as and when any cash dividend is declared by the Board with respect to our common stock.
Director Stock Ownership Guideline
Our Board has adopted a guideline providing that each non-employee member of the Board should hold at least $400,000 in our common stock by the later of (1) December 1, 2025 and (2) five years after the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director. Moreover, because non-employee members of the Board receive equity compensation in the form of DSUs, they are required to retain 100% of their equity compensation until they cease to be a member of the Board and are issued shares of common stock in respect of their DSUs.
Non-employee members of the Board may satisfy the ownership requirements in the equity ownership guidelines with common stock owned directly or indirectly (including as a result of fully vested awards from previous grants), shares of our common stock held through any Company benefit plan in which non-employee directors are eligible to participate, DSUs and unvested time-based restricted stock awards or restricted stock units.
Director Compensation for 2021
The following table sets forth certain information regarding the compensation of our non-employee directors during 2021. Ms. You, who joined the Board in January 2022, is not included in the table below because she did not earn any compensation for 2021.
Name	Fees Earned or Paid in Cash(1)	DSUs(2)	Other Compensation(3)	Total
Jeffrey Brown	—	$499,777	$70,307	$570,085
Christopher Hetrick	—	$234,830	$41,959	$276,788
Harold Lewis	$113,000	$120,001	$12,305	$245,306
Glenn Marino	$25,063	$382,375(4)	$11,195	$418,633
Carol McFate	$64,069	$187,598	$16,706	$268,373
B.C. Silver	$97,177	$120,010	$3,528	$220,715

(1)
Includes (a) annual retainers, (b) meeting attendance fees and (c) any special committee fees paid in cash to each non-employee director with respect to services rendered in 2021. For directors who elected to defer cash fees into DSUs, those deferred amounts are included in the DSUs column to the extent such DSUs were awarded in 2021.

(2)
Reflects the grant date fair value calculated pursuant to Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of DSUs granted to each director in fiscal 2021, as follows:

•
Each director was granted 3,134 DSUs in January 2021, representing the $120,000 annual grant for service in fiscal 2021.

•
During fiscal 2021, Messrs. Brown, Hetrick and Marino and Ms. McFate were granted 7,709, 2,066, 4,890 and 1,359 DSUs, respectively, in lieu of quarterly cash retainer and meeting attendance fees payable in respect of the fourth quarter of 2020 through and including the third quarter of 2021. Such amounts (and the table above) exclude DSUs that were awarded to such persons in January 2022 in lieu of quarterly cash retainer and meeting attendance fees payable in respect of the fourth quarter of 2021.

(3)
Represents dividend equivalents paid in cash in respect of vested DSUs.

(4)
Mr. Marino was appointed to the Board on February 6, 2020 and originally did not receive any portion of the annual award of DSUs valued at $120,000 awarded to directors for their service as a member of the Board during the year ended December 31, 2020. In 2021, Mr. Marino was awarded a number of DSUs in order to reflect a portion of such annual award, prorated based on the number of days Mr. Marino served on the Board during 2020.

Director Compensation Changes for 2022
At its December 2021 meeting, the Compensation Committee conducted its annual review of the non-employee director compensation program. The Compensation Committee engaged an independent consulting firm, Korn Ferry, Inc. (“Korn Ferry”), to assist with its review and recommendation to the Board of any changes to the program for 2022. Korn Ferry provided the Compensation Committee with market data regarding director compensation programs from our Peer Group and a comparison of our director compensation program to the market data, which was taken into account by the Compensation Committee. As a result of its review, the Compensation Committee recommended, and the Board approved, retaining the same compensation program elements and amounts for 2022 as in 2021, with four modifications (1) increasing the stock ownership guideline to $400,000; (2) eliminating Board meeting fees; (3) increasing the value of the annual DSU award by $12,500 to a grant date value of $132,500; and (4) allowing non-employee directors to defer cash dividends otherwise payable on DSUs, providing a 25% Company matching contribution on such deferrals of cash dividends and converting the total deferred cash dividends and matching contributions into an equivalent value of DSUs.
Director Nominations

Director Nominees
Under our bylaws, only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as, and to serve as, members of our Board. Under our bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.
In 2021, the Nominating and Corporate Governance Committee engaged Daversa Partners to assist the Board in finding an additional candidate to consider to join the Board. As a result of that process, the Board appointed Ms. You as an additional director in January 2022.
Qualifications
The goal of the Nominating and Corporate Governance Committee is to nominate qualified individuals with the objective of having membership on the Board that combines diverse business and industry experience, skill sets and other leadership qualities, represents diverse viewpoints and enables the Company to pursue its strategic objectives. The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and lease-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity of viewpoints, background, experience and other demographics and experiences with businesses and other organizations of a comparable size and industry. The Nominating and Corporate Governance Committee also considers the interplay of the candidate’s experience with the experience of the other Board members, the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.
Advance Resignation Policy
As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall, upon request by the Board or the Company’s Corporate Secretary, submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for re-election and is not re-elected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been re-elected.

Stockholder Nominations
In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by a stockholder in the same manner and based on the same criteria as other candidates considered by the Nominating and Corporate Governance Committee as described above under “Qualifications.” The proposing stockholder must provide notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Corporate Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our bylaws relating to direct stockholder nominations.
Director Attendance

Board Meetings and Executive Sessions
During 2021, our Board met 10 times. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.
In addition to full Board executive sessions, our independent directors meet in executive session at each regularly scheduled quarterly meeting of the Board. Executive sessions are chaired by our Chairman of the Board.
Annual Meeting of Stockholders
Each member of the Board is expected to attend our annual meeting of stockholders. All of our directors then serving as directors attended the Company’s 2021 annual meeting of stockholders.
Procedures for Reporting Accounting Concerns

The Audit & Risk Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted on our website at https://investor.rentacenter.com/governance-documents.
Communications with the Board

Our Board has established a process by which stockholders and other interested parties may communicate with our Board, Board committees or individual directors. Stockholders or other interested parties may contact our Corporate Secretary by any one of the below methods. The Corporate Secretary will forward such communications to the Board, committees or individual directors, as applicable. However, the Corporate Secretary is not required to forward communications if it is determined the communication is (1) unrelated to the duties and responsibilities of the Board, (2) unduly hostile, threatening or illegal, or (3) obscene or otherwise deemed inappropriate.

By telephone: 972-624-6210	By mail: Rent-A-Center, Inc. Attn: Corporate Secretary 5501 Headquarters Drive Plano, TX 75024	By e-mail: RAC.Board@rentacenter.com
Related Person Transactions

Policy on Review and Approval of Transactions with Related Persons
The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, and immediate family members of any of the foregoing). Our directors and executive officers are required to provide notice to our general counsel of the facts and circumstances of any proposed transaction involving amounts greater than $120,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our general counsel, in consultation with management and our outside counsel, as appropriate, will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our general counsel determines that any proposed, ongoing or completed transaction involves an amount in excess of $120,000 and is a related person transaction, the Nominating and Corporate Governance Committee must be notified for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has reviewed and determined that each of the following related person transactions are to be deemed pre-approved by the Nominating and Corporate Governance Committee: (1) employment agreements related to executive officers if (a) the related compensation is reported in our proxy statement or (b) the executive officer is not an immediate family member of another “related person” and the Compensation Committee approved, or recommended to the Board for approval, such compensation, (2) any compensation paid to a director if the compensation is reported in our proxy statement, (3) transactions where all of our stockholders receive proportional benefits and (4) any transaction with a “related person” involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority. The Nominating and Corporate Governance Committee will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.
Reportable Transactions with Related Persons
The Company has not been a participant in any transaction since January 1, 2021 in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, nominees for director or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest that is reportable pursuant to Item 404(a) of Regulation S-K.

PROPOSAL TWO:
RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ended December 31, 2022. E&Y served as our independent registered public accounting firm in 2021 and 2020.
The Audit & Risk Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, as described in “Corporate Governance — Structure of the Board — Audit & Risk Committee” in this proxy statement, and accordingly, all services and fees in 2021 provided by E&Y were pre-approved by the Audit & Risk Committee. The Audit & Risk Committee has considered whether the provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining E&Y’s independence. The Audit & Risk Committee has determined that the rendering of non-audit services by E&Y during the year ended December 31, 2021, was compatible with maintaining such firm’s independence.
Our Board has directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the 2022 Annual Meeting. Stockholder ratification of the selection of E&Y as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to continue the retention of E&Y. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders. The Audit & Risk Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit & Risk Committee’s analysis of this information, the Audit & Risk Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.
Representatives of E&Y will attend the 2022 Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.
Our Board recommends that you vote “FOR” the proposal to ratify the selection of E&Y as our independent registered public accounting firm.
Principal Accountant Fees and Services

The aggregate fees billed by E&Y for the years ended December 31, 2021 and December 31, 2020, for the professional services described below are as follows:
	2021	2020
Audit Fees(1)	$2,419,085	$1,275,396
Audit-Related Fees(2)	—	$588,480
Tax Fees(3)	$47,130	$74,394
All Other Fees	—	—

(1)
Represents the aggregate fees billed by E&Y for (a) professional services rendered for the audit of our annual financial statements for the years ended December 31, 2021 and December 31, 2020, (b) the audit of management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2021 and December 31, 2020, and (c) reviews of the financial statements included in our Quarterly Reports on Form 10-Q and in our 2021 Long-Term Incentive Plan Form S-8 filed with the SEC.

(2)
Represents the aggregate fees billed by E&Y for 2020 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These services include engagements related to the due diligence review by E&Y of certain financial and other information of Acima Holdings, LLC, in connection with the Agreement and Plan of Merger executed by the Company in December 2020.

(3)
Represents the aggregate fees billed by E&Y for 2021 and 2020 for professional services rendered for tax compliance, tax advice and tax planning. These services comprise engagements related to federal and international tax compliance and planning.

AUDIT AND RISK COMMITTEE REPORT

The material in this Report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation by reference language in such filing.
In accordance with its written charter adopted by the Board, the Audit & Risk Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.
In discharging its oversight responsibilities, the Audit & Risk Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit & Risk Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit & Risk Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.
The Audit & Risk Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.
The Audit & Risk Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2021 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit & Risk Committee’s responsibility is to monitor and review these processes. The members of the Audit & Risk Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that Mr. Jeffrey Brown is an “audit committee financial expert” as defined by SEC rules.
The Audit & Risk Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit & Risk Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit & Risk Committee also periodically meets in executive session.
In reliance on the reviews and discussions referred to above, the Audit & Risk Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
AUDIT & RISK COMMITTEE
Jeffrey Brown, Chairman
Harold Lewis
Glenn Marino
Carol McFate

EXECUTIVE OFFICERS
The Board appoints our executive officers annually and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.
The following sets forth certain biographical information with respect to our executive officers as of the date of this proxy statement. Mr. Fadel’s biographical information is set forth above under “Proposal One: Election of Directors.” Mr. Hogg, our former Executive Vice President — Acima, departed the Company on March 28, 2022.
Aaron Allred
Executive Vice President, Acima Age: 47 Gender: Male Ethnicity: Caucasian
Mr. Allred was named Executive Vice President — Acima in March 2022. Mr. Allred served as a Senior Vice President for Acima since February 2021, following Rent-A-Center, Inc.’s acquisition of Acima. Over the past twenty years, Mr. Allred has been a serial entrepreneur in the consumer services and consumer finance space. Mr. Allred’s previous firms include multiple start-ups and eventual exits in industries ranging from mortgage lending to pest control. In 2013, Mr. Allred founded Acima Digital, LLC, a technology driven point-of-sale leasing solution for customers irrespective of their credit position and he led Acima from 2013 until joining Rent-A-Center, Inc. in 2021 following the Acima acquisition. Mr. Allred earned his Bachelor’s degree in Political Science from the University of Utah, and attended the Harvard Business School’s OPM Executive Education Program.
Anthony Blasquez
Executive Vice President, Rent-A-Center Business Age: 46 Gender: Male Ethnicity: Hispanic/Latino
Mr. Blasquez was named Executive Vice President — Rent-A-Center Business effective as of June 1, 2020. In such role, Mr. Blasquez focuses on improving the Rent-A-Center omni-channel business, which includes impacting performance from both e-commerce and the traditional store business. Mr. Blasquez has been with Rent-A-Center for 22 years and has served in every field operations position in the Company, most recently Divisional Vice President of Operations from 2015 to 2020 prior to being promoted to his current position.
Ann Davids
Executive Vice President, Chief Customer and Marketing Officer Age: 53 Gender: Female Ethnicity: Caucasian
Ms. Davids was named Executive Vice President — Chief Customer and Marketing Officer effective as of February 21, 2018. Ms. Davids currently leads Rent-A-Center’s customer experience and omni-channel e-commerce innovation, along with marketing and merchandising. Ms. Davids served as Senior Vice President — Chief Customer and Marketing Officer for Direct General/National General Insurance from 2013 to 2018 with responsibility for the web channel development as well as marketing strategy and execution. Prior to 2013, Ms. Davids served as our chief marketing officer for 15 years.
Bryan Pechersky
Executive Vice President, General Counsel & Corporate Secretary Age: 51 Gender: Male Ethnicity: Caucasian
Mr. Pechersky was named Executive Vice President — General Counsel & Corporate Secretary effective as of June 1, 2020. Mr. Pechersky oversees our legal department, government affairs department and risk management department. Prior to joining Rent-A-Center, Mr. Pechersky served from 2010 through 2019 as Executive Vice President, General Counsel and Corporate Secretary for Cloud Peak Energy Inc., a publicly traded mining and logistics supplier to U.S. and Asian utilities. From 2007 to 2010, Mr. Pechersky was Senior Vice President, General Counsel and Secretary for Harte-Hanks, Inc., a publicly traded worldwide, direct and targeted marketing company. From 2005 to 2007, Mr. Pechersky was Senior Vice President, Secretary and Senior Corporate Counsel for Blockbuster Inc., a publicly traded global movie and game entertainment retailer. From 2004 to 2005, Mr. Pechersky was Deputy General Counsel and Secretary for Unocal Corporation, a publicly traded international energy company acquired by Chevron Corporation in 2005. Prior to these positions, from 1996 to 2004, Mr. Pechersky was a capital markets, mergers and acquisitions and litigation attorney for Vinson & Elkins L.L.P., a leading global law firm. Mr. Pechersky also served as a Law Clerk to the Hon. Loretta A. Preska of the U.S. District Court for the Southern District of New York in 1995 and 1996.
Maureen Short
Executive Vice President, Chief Financial Officer Age: 47 Gender: Female Ethnicity: Caucasian
Ms. Short was named Executive Vice President — Chief Financial Officer on December 19, 2018. Ms. Short previously served as Interim Chief Financial Officer effective from December 2016 until December 2018, Senior Vice President — Finance, Investor Relations and Treasury from November 2014 until December 2016, as Senior Vice President — Finance, Analytics and Reporting from March 2013 until November 2014, and as Vice President — Finance, Analytics and Reporting from August 2010 until March 2013. Prior to joining Rent-A-Center, Ms. Short spent five years with Blockbuster in Strategic Planning and Finance leadership roles. Earlier in her career, Ms. Short held corporate finance and accounting positions with Sprint and Vartec Telecom. Ms. Short graduated with a Bachelor of Science degree in Business Administration from the University of Kansas and earned an MBA from the University of Florida.
Transient Taylor
Executive Vice President, Chief Human Resources Officer Age: 56 Gender: Male Ethnicity: African American
Mr. Taylor has served as our Executive Vice President — Chief Human Resources Officer, since July 2021. From 2008 through 2021, Mr. Taylor served on the executive leadership team as the CHRO/CPO for Bumble, Mr. Cooper and Travelocity. Mr. Taylor has a demonstrated track record of leading the Human Resources function, establishing human resources strategy, and optimizing culture and people practices. Additionally, from 2001 to 2008, Mr. Taylor led the human resources function for retail-focused companies, such as Alliance Data and The Home Depot. He has directed human resources integration for multiple merger and acquisition efforts and also served as a key enabler for several transformational change initiatives. Mr. Taylor earned both his Bachelor and Master degrees from West Virginia University.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

We are committed to maintaining a strong pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s strategic goals and culture, and also that it incentivizes short- and long-term profitability and ethical business conduct in accordance with our values.
This Compensation Discussion and Analysis (“CD&A”) describes key features of our executive compensation program, summarizes the 2021 cash and equity incentive compensation received by our named executive officers, highlights the strong pay for performance alignment of our executives’ compensation with our financial, operating and stockholder returns and provides additional context to the data presented in the compensation tables included below in this proxy statement. The term “executive officers” means our senior executives who are listed above under the heading “Executive Officers”. The term “named executive officers” means the five executive officers identified in the table below, each of whom were considered “executive officers” as of December 31, 2021.
Named Executive Officer	Title
Mitchell Fadel	Chief Executive Officer
Maureen Short	Executive Vice President — Chief Financial Officer
Anthony Blasquez	Executive Vice President — Rent-A-Center Business
Jason Hogg(1)	Former Executive Vice President — Acima
Bryan Pechersky	Executive Vice President — General Counsel & Corporate Secretary

(1)
As previously disclosed, Mr. Hogg departed the Company effective March 28, 2022.

Please read the entirety of this CD&A and remaining compensation sections in this proxy statement for further details regarding the matters summarized below.
Executive Compensation Program Overview
Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:
•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;

•
align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

The executive compensation program consists of a mix of three primary components, described below, which we believe appropriately rewards our executive officers for their overall contribution to company performance, contains a substantial portion of at-risk, performance-based compensation and aligns our executives’ interests with those of our stockholders with the ultimate objective of increasing long-term stockholder value.
The Company’s compensation philosophy is generally to position cash compensation (base salary and annual incentive opportunity) around the 50th percentile, and long-term incentive compensation around the 75th percentile of similarly situated public companies in the retail and consumer finance sectors. This includes companies in the Company’s Peer Group described below. The pay ultimately realized is highly variable and dependent primarily on (1) our financial and operational performance, (2) individual executive performance and (3) our multi-year relative TSR performance.

The three primary components of our executive compensation program are:
Component	Overview
Base Salary
Competitive base salaries are determined in large part through in-depth comparative analyses of comparable positions at companies in our Peer Group and generally targeted around the 50th percentile of the Peer Group and other similarly situated public companies in the retail and consumer finance sectors with the opportunity for above or below median base salaries based on experience, responsibilities, competencies and individual performance.

Annual Incentive Opportunity
Opportunity for an annual cash incentive award to align our executives with annual corporate and individual performance achievements. For 2021, the ultimate payout amount was based on (1) Consolidated Adjusted EBITDA (50% weighting), (2) Rent-A-Center Business same store sales (25% weighting), and (3) Acima revenues (25% weighting). The targeted achievement levels take into account the rigorous goals included in our annual operating budget which is approved by the Board. Each executive officer’s target annual incentive opportunity is generally targeted at around the 50th percentile of the Peer Group and other similarly situated public companies in the retail and consumer finance sectors. In the 2021 bonus plan, Free Cash Flow was eliminated as a performance metric, and Acima invoice volumes were replaced with Acima revenues, as discussed in this CD&A.

Long-Term Incentive Compensation Opportunity
Long-term incentive plan and equity ownership guidelines to align our executives with longer term performance achievement and stockholder returns over time. The long-term incentive awards granted in February 2021 consisted of (1) time-based restricted stock units (weighted 30%) that vest pro rata over a three-year period and (2) performance-based stock units (weighted 70%) that vest solely based on the satisfaction of our performance based on our three-year TSR compared to the S&P 1500 Specialty Retail Index. Stock options were eliminated from the long-term incentive awards starting in 2021.

Compensation Program Design and Governance Policies
In addition to our three primary components of executive compensation, our executive compensation program includes other features that we believe are consistent with strong governance practices, including:
What We Do

•
Transparent Compensation Program: Maintain a transparent executive compensation program that is understandable both to our stockholders and employees and is not overly complex or subject to constantly changing features

•
Compensation Aligned with Performance: A substantial percentage of both cash and equity compensation is at-risk and variable based on company performance

•
Multi-Year Equity Vesting: Three-year full vesting for all executive equity awards (starting in 2021, restricted stock units vest pro rata annually over three years; performance stock units cliff vest after three years based on relative TSR performance)

•
Annual SOP Vote: Annual say-on-pay stockholder vote regarding our executive compensation program to receive regular feedback from our investors

•
Annual Program Risk Assessment: Our Compensation Committee performs annual risk assessments of our compensation program

•
Independent Compensation Consultant: Engagement by the Compensation Committee of an independent compensation consultant to conduct a formal evaluation of, and advise the Compensation Committee with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives

•
Rigorous Target Setting: Rigorous performance targets for our annual cash incentive and long-term incentive compensation programs

•
Total Reward Statement Review: Regular review by the Compensation Committee of total reward statements for the Chief Executive Officer and other executives to evaluate multi-year cash and equity compensation awards as part of making compensation determinations

•
Ownership Guidelines: Equity ownership guidelines for our directors, Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents

•
Clawback Policy: Incentive compensation is subject to clawback, as described further in this proxy statement

What We Do Not Do

•
No Hedging or Pledging Stock: Insider Trading Policy that prohibits derivative transactions involving our common stock and pledging stock

•
No Gross-ups: Employee benefits are provided without tax gross-ups (other than certain relocation-related expenses)

•
No Excessive Perquisites: We provide only limited perquisites, as described in this CD&A

•
No Repricing Options: We do not reprice stock options without stockholder approval (and starting in 2021, we no longer grant stock options)

•
No Dividends Paid on Unvested Equity: No prospective payment of dividends on unvested equity awards

2021 Company Performance Highlights
As described further in our year-end 2021 earnings announcement and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2021 Form 10-K, highlights of our 2021 results and significant accomplishments are described below:
•
Acima Acquisition: In February 2021, we completed the acquisition of Acima Holdings, LLC, a leading provider of virtual lease-to-own solutions. This was the largest acquisition in our company’s history and expanded our strategic position and growth opportunities.

•
Financial Performance:

◦
2021 Consolidated Revenues of $4.6 billion, +62.9% vs. 2020; +17.3% on a pro forma basis.*

◦
2021 Adjusted EBITDA(1) growth on a pro forma basis.*

◦
2021 Non-GAAP Diluted EPS(1) growth compared to 2020.

•
Returned Capital to Shareholders: Returned $462 million to shareholders through dividends and share repurchases.

•
Stock Price Performance: On December 31, 2020, our common stock closed at $38.29 per share. On December 31, 2021, our common stock closed at $48.04, an increase of approximately 25%.

2021 Executive Compensation Highlights
Highlights of our 2021 executive compensation program are discussed below:
•
Continued High Percentage of At-Risk, Variable Performance-Based Compensation: Targeted direct compensation (base salary, target annual incentive compensation and target long-term incentive compensation) for our Chief Executive Officer was 85% at-risk (performance-based) for the year ended December 31, 2021. Such percentage represents the Chief Executive Officer’s target annual incentive compensation and target long-term incentive compensation as a percentage of his total target direct compensation.

•
Maintained Rigorous Annual Incentive Award Targets with Increases over Prior Year: In establishing the 2021 annual cash incentive plan targets for each metric, the Compensation Committee considered sensitivities to the key business drivers of Adjusted EBITDA, Rent-A-Center Business same store sales, and Acima revenues to establish rigorous threshold, target and maximum performance levels. In addition, target levels of Adjusted EBITDA and Rent-A-Center Business same store sales were increased compared to the prior year target. The Acima revenues metric was not used for purposes of assessing performance in 2020.

•
Increased Weighting of Performance Stock Units in Long-Term Incentive Program to 70%: In 2021, the Compensation Committee increased the performance stock unit weighting and eliminated stock options, resulting in grants of time-vested restricted stock units (30%) and performance-based restricted stock units (70%), thereby including substantial weighting to the Company’s relative TSR performance under the long-term incentive program.

•
Annual Financial Performance Resulted in 128% Bonus Plan Payouts: As a result of our Company’s annual financial performance in 2021 despite the challenging business environment due to the pandemic and related macro-economic challenges particularly in the latter portion of the year, we achieved strong results on our 2021 bonus plan metrics and the Compensation Committee approved a 128% payout to our executives.

•
Strong Three-Year Stock Price Performance Resulted in 200% Vesting of 2019 Performance-Based Stock Units: Our strong relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ended

(1)
Non-GAAP financial measure.

*
Pro forma results and metrics represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2020. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2020, nor are they necessarily indicative of future results of operations or metrics.

December 31, 2021, ranked us 6 out of 57 companies in the S&P 1500 Specialty Retail Index, or the 91st percentile, which resulted in the vesting of 200% of the performance-based stock units that were granted in 2019.
•
Strong Stockholder Say-on-Pay Approval: In June 2021, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 98% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal, which our Compensation Committee believed conveyed a general endorsement of our executive compensation program and related compensation actions.

2022 Executive Compensation Program
In February 2022, the Compensation Committee conducted its annual review of the executive compensation program to ensure the program remains aligned with the Company’s executive compensation philosophy and strategic objectives. In general, the Compensation Committee determined it was appropriate to retain the same overall structure in 2022 as in 2021 taking into account feedback from the Compensation Committee’s independent compensation consultant, comparisons to peer group compensation programs, the strong say-on-pay approval from stockholders, and other factors.
Severance Arrangements
We have an employment agreement with Mr. Fadel and executive transition agreements with our other named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.
For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” below.
Employee Benefits and Limited Perquisites
Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year and we do not gross up our executives for any taxes related to the cost of perquisites. Our named executive officers were eligible in 2021 to participate in our 401(k) Retirement Savings Plan and in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer certain compensation to help save for their longer term financial objectives on a tax-deferred basis.
The Compensation Committee has determined it is beneficial to offer the above-described employee benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such employee benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, because such employee benefits and perquisites which are available to our named executive officers represent a relatively small portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.
For a description of the employee benefits and perquisites received by our named executive officers in 2021, please see “— All Other Compensation” below.
Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following February. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation. During the Compensation Committee’s annual review of the executive compensation program, the Compensation Committee primarily considers market and Peer Group data (as described below), input provided by our Human Resources department, and input of the Chief Executive Officer other than with respect to his own compensation. The Compensation Committee also considers experience, responsibilities, competencies and individual performance.

Historically, the Compensation Committee has retained annually a compensation consultant to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers. For the 2021 fiscal year, the Compensation Committee reviewed the executive compensation analysis conducted by Korn Ferry in 2020, which identified the Peer Group (as defined below), pursuant to its engagement by the Compensation Committee to assist the committee with compensation decisions for the 2021 fiscal year.
The Compensation Committee considered executive compensation practices of the following similarly situated public companies (the “Peer Group”) for the purpose of evaluating our 2021 compensation arrangements for our senior executives:
2021 Peer Group
Aaron’s, Inc.	Big Lots Inc.	Brinker International Inc.	Conn’s
EZCorp, Inc.	FirstCash, Inc.	H&R Block, Inc.	La-Z-Boy Incorporated
Michaels Stores, Inc.	MoneyGram International, Inc.	OneMain Holdings	Sally Beauty, Inc.
Santander Consumer USA Holdings Inc.
The following criteria were considered in the selection of companies for this Peer Group:
•
U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•
Companies with annual revenue similar to us (generally 0.5 to 2.0 times our revenue, based on the most recent available financial information at the time of the analysis) and annuitized revenue streams; and

•
Competitors for executive talent.

In late 2021, the Compensation Committee considered the above criteria in reviewing the Peer Group to be used for 2022 benchmarking purposes, and determined to remove Michaels Stores, Inc., Moneygram International, Inc. and EZcorp, Inc. and add PROG Holdings, Inc. and Western Union Company.
Various members of the Compensation Committee have significant professional experience in the consumer finance and retail industries, as well as with respect to the executive compensation practices of large publicly traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.
As discussed above, the Compensation Committee has engaged Korn Ferry as its independent compensation consultant, and in such role, Korn Ferry provides ongoing advisory services to the Compensation Committee on various aspects of its overall compensation practices. The Company paid Korn Ferry $109,600 in fiscal year 2021 for these advisory services related to executive compensation. In addition, Korn Ferry was engaged by management to provide executive search services. Fees for these executive search services totaled $554,400 in fiscal year 2021. The decision to retain Korn Ferry for these additional services was made by management. The Compensation Committee considered Korn Ferry’s provision of additional services and the fee related thereto in reviewing Korn Ferry’s independence as a compensation consultant.
Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:
•
base salary, which is paid in cash;

•
annual incentive compensation, which is paid in cash;

•
long-term incentive compensation, which currently consists of restricted stock units and performance-based stock units;

•
severance arrangements; and

•
employee benefits, including limited perquisites, with no tax gross-ups (other than for certain relocation-related expenses).

Base Salary
The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salaries help to achieve our goal of maintaining a competitive program that will attract and retain talent needed for our long-term success.

At the beginning of each year, the Compensation Committee considers whether adjustments should be made to the annual base salaries for our named executive officers. During the Compensation Committee’s review of the then-current base salaries, the Compensation Committee primarily considers market data, including from the Peer Group, input provided by our Executive Vice President — Chief Human Resources Officer, input of the Chief Executive Officer (other than with respect to his own base salary), individual performance, our financial performance, the experience, responsibilities and competencies of the named executive officer, and each named executive officer’s compensation in relation to our other executive officers.
In early 2021, based on the consideration of these factors, the Compensation Committee approved the base salaries of our Chief Executive Officer and other named executive officers as shown in the table below. Mr. Blasquez became an executive officer of the Company in June 2020 and his revised base salary as an executive officer was established by the Committee in connection with his promotion in 2020. Mr. Hogg and Mr. Pechersky each joined the Company in June 2020 and their base salaries were established by the Committee in connection with their hiring. The following table sets forth the annual base salaries of the named executive officers for 2021 and, to the extent applicable, provides a comparison to each of the previous two years:
Name	2019 Base Salary	2020 Base Salary	2021 Base Salary
Mitchell Fadel	$1,000,000	$1,000,000	$1,100,000
Maureen Short	$416,300	$441,278	$500,000
Anthony Blasquez(1)	—	—	$410,000
Jason Hogg(2)	—	$600,000	$625,000
Bryan Pechersky(3)	—	—	$365,000

(1)
Mr. Blasquez was named Executive Vice President — Rent-A-Center Business effective as of June 1, 2020 and was not a named executive officer prior to 2021.

(2)
Mr. Hogg was named Executive Vice President — Preferred Lease (which role was subsequently retitled to Executive Vice President — Acima) effective as of June 22, 2020. As previously disclosed, Mr. Hogg departed the Company effective March 28, 2022.

(3)
Mr. Pechersky joined the Company and was named Executive Vice President — General Counsel & Corporate Secretary effective as of June 1, 2020 and was not a named executive officer prior to 2021.

Annual Cash Incentive Compensation
The Compensation Committee maintains an annual incentive compensation program for our named executive officers that provides for awards in the form of a cash bonus. These cash bonuses provide our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our Company by aligning our executive compensation with the achievement of annual performance objectives, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.
Under our annual cash incentive program, target cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the named executive officer’s position and responsibilities with us. The ultimate payouts pursuant to our annual cash incentive program for prior year performance are typically approved by the Compensation Committee in February at the same time that all compensation (including base salaries, target annual cash incentive compensation, and target long-term incentive compensation) for our named executive officers for the current year is reviewed and approved. This timing enables the Compensation Committee to evaluate the named executive officer’s performance during the prior year, as well as determine performance targets for the new fiscal year in light of the previous year’s performance. Payouts under the plan may range from 0% to 200% of target compensation. The Compensation Committee determined the ultimate payouts for the 2021 annual cash incentive program at the target award values established as a percentage of each executive’s base salary for each of Messrs. Blasquez, Fadel, Hogg and Pechersky and Ms. Short.
The annual cash incentive program for 2021 included three financial performance metrics focused on annual top line revenue performance and profitability:
•
Adjusted EBITDA — The Compensation Committee included an Adjusted EBITDA target in the annual cash incentive program because it believes Adjusted EBITDA generally represents an accurate indicator of our core financial performance and profitability over a one-year period of time, while excluding the impact of items such as interest and depreciation which can vary significantly and other adjustments that are not considered to reflect the performance of our core business operations.

•
Rent-A-Center Business Same Store Sales — The Compensation Committee included a same store sales target in 2021, which reflects its belief that a portion of the cash bonus opportunity should be based on our revenue growth, but takes into account potential impacts to the Company’s revenues in light of the Company’s refranchising transactions and other changes in our store count.

•
Acima Revenue — For our Acima business, the Compensation Committee determined that revenue growth was an appropriate metric for top line performance of this business segment, rather than invoice volumes which are considered to be a leading indicator to future revenues.

The financial performance targets for the 2021 annual cash incentive program were established in February 2021 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2021 and taking into account the impact of the Acima acquisition, which was completed in February 2021. In setting the performance targets under the 2021 annual cash incentive program, the Compensation Committee considered the level of actual achievement of the targets for the 2020 annual cash incentive program, the level of the Company’s anticipated investment in its strategic initiatives for 2021, sensitivities for the key business drivers that may impact achievement of the targets and the Compensation Committee’s goal to ensure a rigorous target-setting process. Based upon that review, the Compensation Committee established the following threshold, target and maximum payout achievement levels for each metric in the 2021 annual cash incentive program:
Metric	Performance Levels
Adjusted EBITDA	Threshold — Less than $563 million Target — $620 to $632 million Maximum — Greater than or equal to $688 million
Rent-A-Center Business Same Store Sales	Threshold — Less than 0.0% growth Target — 3.80% to 4.20% growth Maximum — Greater than or equal to 6.0% growth
Acima Revenues	Threshold — Less than $2,256 million Target — $2,363 to $2,387 million Maximum — Greater than or equal to $2,494 million
The target 2021 cash incentive values for each of Messrs. Blasquez, Fadel, Hogg and Pechersky and Ms. Short, as percentages of each executive’s base salary, were 55%, 135%, 100%, 55% and 60%, respectively.
In February 2022, the Compensation Committee determined the level of achievement against the 2021 bonus plan targets:
Metric	Weighting (% of total bonus opportunity)	2021 Performance	Percent of 2021 Target Achieved	Payout for 2021 (% of Target)
Adjusted EBITDA(1)(2)	50%	$643 million	103%	120%
Rent-A-Center Business Same Store Sales	25%	15.3%	387%	200%
Acima Revenues	25%	$2,328 million	98%	70%

(1)
Adjusted EBITDA is a non-GAAP financial measure calculated as net earnings before interest, taxes, depreciation and amortization, as adjusted for certain gains and charges we view as extraordinary, unusual or non-recurring in nature and which we believe do not reflect our core business activities.

(2)
In reviewing our actual 2021 performance relative to the performance targets, the Compensation Committee determined that it would be appropriate, consistent with past practices, to adjust Adjusted EBITDA to exclude the impact of the bonus payout itself. No other adjustments were made to Adjusted EBITDA.

As a result, each executive officer in the 2021 annual cash incentive program received an amount equal to 128% of such person’s target bonus amount. The actual amounts awarded to our named executive officers for their annual cash incentive bonus for 2021 performance are included under the column “Non-Equity Incentive Plan Compensation” in the table appearing in the section “Compensation Tables — Summary Compensation Table” below in this proxy statement.
Long-Term Incentive Compensation
Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, restricted stock and stock unit awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase or decrease in value depending on the satisfaction by us of pre-determined performance measures and/or an increase or decrease in the value of our common stock, more effectively aligns their interests with those of our stockholders. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time.

Recent long-term incentive awards were made to our named executive officers pursuant to the 2021 Plan. Under the terms of the 2021 Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, restricted stock and stock unit awards, other equity awards, and performance-based equity awards.
•
Restricted Stock Units — The restricted stock units granted by our Compensation Committee vest ratably over three years. Awards of time-based restricted stock units provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us.

•
Performance Stock Units — Awards of performance-based stock units provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance metric which the Compensation Committee considers beneficial to increasing the long-term value of our Company.

The Compensation Committee determines the timing of the annual grants of equity awards to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves, generally in February of each year, the annual grant to our executive officers in conjunction with its review and determination of each executive officer’s compensation for the current year. Grants may also be made in connection with commencement of employment or promotions.
The target 2021 equity award values for each of Messrs. Blasquez, Fadel, Hogg and Pechersky and Ms. Short, as percentages of each executive’s base salary, were 90%, 415%, 250%, 90% and 130%, respectively.
The long-term incentive compensation awards for 2021 were comprised of two vehicles, with greater emphasis on the portion of the long-term incentive award which is contingent on relative stock price performance:
2021 LTIP Award Types
Award Type	Weighting
Performance Stock Units	70%
Restricted Stock Units	30%
The Compensation Committee has adopted a relative TSR metric over a three-year measurement period as the vesting condition for grants of performance stock units under our long-term incentive compensation program. The Compensation Committee made this decision in order to tie the performance of our common stock to executive compensation and because the Compensation Committee believes that a relative measure is a more appropriate basis for measuring long-term performance than an absolute measure. The Compensation Committee also took into consideration the fact that our annual cash incentive program includes an annual Adjusted EBITDA metric. The Compensation Committee selected a three-year period over which to measure relative TSR based upon the time-period utilized with respect to awards made by similarly situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our relative TSR over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program.
The Compensation Committee selected the S&P 1500 Specialty Retail Index as the comparison group for measuring our relative TSR over the applicable measurement period. The Compensation Committee selected this comparison group because it includes many of the Company’s peers, represents the overall retail environment, and, in the determination of the Compensation Committee, was comprised of the companies most similar, in terms of operations and scope of operations, to the Company. The Compensation Committee adopted the following payout ranges applicable to the 2021 awards of performance-based restricted stock units:
Performance Stock Unit Payout Chart
RCII’s TSR Percentile Rank in the S&P 1500 Specialty Retail Index		Payout
>	≤
90%	100%	200%
80%	90%	175%
70%	80%	150%
60%	70%	125%
50%	60%	100%
40%	50%	75%
30%	40%	50%
25%	30%	25%
0%	25%	0%

See the columns “Stock Awards” and “Option Awards” in the table appearing in the section “Compensation Tables — Summary Compensation Table” and the column “Estimated Future Payouts Under Equity Incentive Plan Awards” in the table appearing in the section “Compensation Tables — Grants of Plan-Based Awards” below in this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2021 long-term incentive performance-based awards.
In February 2022, the Compensation Committee determined the level of achievement of the minimum TSR condition with respect to the performance-based awards made in 2019, with a three-year measurement period. The Compensation Committee reviewed the Company’s relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the period January 1, 2019 through December 31, 2021, and determined that our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ended December 31, 2021, ranked us 6 out of 57 companies in the S&P 1500 Specialty Retail Index, or the 91st percentile, which resulted in the vesting of 200% of the performance-based restricted stock units that were granted in 2019.
Say-on-Pay Results
In June 2021, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 98% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. As noted above, our Compensation Committee believed this strong support expressed by our stockholders indicated a general endorsement of our compensation philosophy and pay-for-performance culture. Accordingly, the compensation decisions and changes implemented during the 2021 fiscal year were made keeping in mind this support. As a result, our Compensation Committee kept most facets of the executive compensation program consistent, with an emphasis on short- and long-term incentive compensation that rewards our executives for value creation for our stockholders.
Termination of Employment and Change-in-Control Arrangements

Arrangements with Mr. Fadel
Pursuant to Mr. Fadel’s employment agreement, if we terminate Mr. Fadel’s employment due to his disability or death, Mr. Fadel will be entitled to receive:
•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon Mr. Fadel’s bonus amount from the previous year; and

•
continued health insurance coverage for Mr. Fadel and Mr. Fadel’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Fadel’s employment for “cause,” or if Mr. Fadel terminates his employment with us for any reason other than death, disability or “good reason,” Mr. Fadel will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Fadel to us or our affiliates).
If Mr. Fadel’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Fadel for “good reason,” Mr. Fadel will be entitled to receive:
•
unpaid but earned base salary through the date of termination;

•
a pro rata bonus calculated based upon Mr. Fadel’s bonus amount from the previous year;

•
two times the sum of Mr. Fadel’s (x) highest annual rate of salary during the previous 24 months and (y) his target cash bonus amount for the calendar year in which the termination occurs, payable in equal monthly installments over a period of 24 months; and

•
continued health insurance coverage for Mr. Fadel and Mr. Fadel’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Fadel’s employment without “cause” or if Mr. Fadel terminates his employment for “good reason,” within the period beginning six months prior to a change in control or, if such change in control results in a person beneficially owning 40% or more of the voting power of the Company or is pursuant to a consolidation, merger or reorganization (subject to certain exceptions), beginning on the date of the definitive agreement pursuant to which the change in control is consummated and ending on the first anniversary of the date of the change in control, then Mr. Fadel will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Fadel of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Fadel of accrued compensation. If payments would subject Mr. Fadel to excise tax under section 4999 of the Internal Revenue Code (the “Code”), or the Company would be denied a deduction under Section 280G of the

Code, then the amounts otherwise payable to Mr. Fadel will be reduced by the minimum amount necessary to ensure Mr. Fadel will not be subject to such excise tax and the Company will not be denied any such deduction.
Mr. Fadel is also subject to a Loyalty and Confidentiality Agreement which provides non-competition, non-solicitation and release provisions for the benefit of the Company that remain in effect during the period of employment and an additional period of two years thereafter.
Arrangements with Named Executive Officers Other Than Mr. Fadel
We have entered into executive transition agreements with each of our named executive officers other than Mr. Fadel. Each executive transition agreement has similar terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.
Termination Not in Conjunction with a Change in Control
If the named executive officer’s employment is terminated without “cause” or, with respect to Mr. Hogg, for “good reason,” the named executive officer will be entitled to receive:
•
unpaid but earned base salary through the date of such termination;

•
unless such termination occurs prior to April 1, a pro rata bonus calculated based upon (i) with respect to Mr. Hogg, the annual bonus earned by such named executive officer for the calendar year preceding the year of such termination, or (ii) with respect to Ms. Short, Mr. Blasquez and Mr. Pechersky, the annual bonus such named executive officer would have earned for the calendar year of termination, as determined in the Company’s sole discretion and paid in a lump sum in cash in the normal course upon the Company’s completion of annual bonus calculations (such amount, the “Pro Rata Bonus”);

•
for (i) Ms. Short, 1.0x, and (ii) Mr. Hogg, Mr. Blasquez and Mr. Pechersky, 1.5x, of the named executive officer’s highest annual rate of salary during the 24 months preceding such termination, payable in equal monthly or more frequent installments by no later than the second December 31 following the calendar year of such termination;

•
for (i) Ms. Short, 1.0x, and (ii) Mr. Blasquez, 1.5x, of the named executive officer’s average annual bonus for the two calendar years preceding such termination; and

•
continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to (i) 12 months, for Ms. Short, or (ii) 18 months, for Mr. Hogg, Mr. Blasquez and Mr. Pechersky.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:
•
unpaid but earned base salary through the date of termination;

•
the Pro Rata Bonus applicable to such named executive officer; and

•
continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his or her employment for any reason other than disability or death or, with respect to Mr. Hogg, without “good reason,” the named executive officer will be entitled to receive his or her unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).
Termination in Conjunction with a Change In Control
If the named executive officer’s employment is terminated within 24 months following a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive:
•
for (i) Ms. Short, 1.5x (instead of 1.0x), and (ii) for Mr. Hogg, Mr. Blasquez and Mr. Pechersky, 2.0x (instead of 1.5x), of the named executive officer’s highest annual rate of salary during the 24 months preceding such termination, payable in a lump sum in cash within 10 business days following the later of such termination or the change in control;

•
for (i) Ms. Short, 1.5x (instead of 1.0x), and (ii) Mr. Blasquez, 2.0x (instead of 1.5x), of the named executive officer’s average annual bonus for the two calendar years preceding such termination, payable in a lump sum in cash within 10 business days following the later of such termination or the change in control; and

•
continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for an extended period of up to (i) 18 months (instead of 12 months) for Ms. Short and (ii) 24 months (rather than 18 months) for Mr. Hogg, Mr. Blasquez and Mr. Pechersky.

If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively. If payments would subject the named executive officer to excise tax under section 4999 of the Code, or the Company would be denied a deduction under Section 280G of the Code, then the amounts otherwise payable to the named executive officer will be reduced by the minimum amount necessary to ensure the named executive officer will not be subject to such excise tax and the Company will not be denied any such deduction.
Under each of the executive transition agreements, a “change in control” would generally occur upon any of the following:
•
any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

•
a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•
individuals who constitute our entire Board (the “Incumbent Board”) cease to constitute a majority of our Board, provided that anyone who becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of the Incumbent Board; or

•
a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

Loyalty and Confidentiality Agreements executed in connection with our executive transition agreements provide non-competition, non-solicitation and release provisions for the benefit of the Company that remain in effect during the period of employment and an additional period of two years thereafter.
Arrangements With Respect to Long-Term Incentive Plans
Pursuant to restricted stock unit award agreements under the 2021 Plan, if the award holder’s employment with us is terminated because of death or disability, then any unvested restricted stock units will vest on the date of such termination of employment. In addition, upon the termination of the award holder’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled. Pursuant to performance stock unit award agreements under the 2021 Plan, if the award holder’s employment with us is terminated because of death or disability, then any unvested performance stock units will vest on a pro-rata basis at target (as determined by the Compensation Committee) on the date of such termination of employment. In addition, upon the termination of the award holder’s employment or other service with us for any reason other than disability or death, any unvested performance stock units will thereupon terminate and be canceled.
Pursuant to stock option agreements under the 2021 Plan, if the award holder’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the award holder’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the award holder’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.
The 2021 Plan provides for double-trigger vesting of awards upon a qualifying termination in connection with a change in control. If an award holder’s employment or other service is terminated by the Company or any successor entity thereto without “cause” or by the award holder for “good reason” (as each such term is defined in the applicable award agreement or an award holder’s executive transition agreement or employment agreement, if applicable) upon or within two (2) years after a “change in control” (as defined in the 2021 Plan), (1) each award granted to such award holder prior to such change in control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable as of the date of such termination of employment or other service, and (2) any shares deliverable pursuant to stock units will be delivered promptly (but no later than fifteen (15) days) following such termination.

As of the change in control date, any outstanding performance-based awards will be deemed earned at the greater of the target level and the actual performance level through the change in control date for all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original vesting and/or performance period and subject to the provisions of clause (1) in the paragraph above.
Under the 2021 Plan, a “change in control” means the occurrence of any of the following: (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of the members of the Board (the “Company Voting Securities”), unless (A) such person is the Company, (B) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of the Company, (C) such person is the award holder, an entity controlled by the award holder or a group which includes the award holder, or (D) such person acquired such securities in a Non-Qualifying Transaction (as defined in clause (iv) below); (ii) during any period of not more than twelve (12) months, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the Company’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director; (iii) any dissolution or liquidation of the Company or any sale or the disposition of all or substantially all of the assets or business of the Company; or (iv) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this clause (iv) will be deemed to be a “Non-Qualifying Transaction”).
Policies and Risk Mitigation

Compensation-Related Risk
The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:
•
The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•
The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•
Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•
Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable performance target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable performance target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of performance.

•
The various governance policies we have adopted to align the interests of our top management with those of our stockholders and to motivate sustainable growth, including equity ownership guidelines, hedging and pledging restrictions and our Clawback Policy, as described below.

•
We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

Equity Ownership Guidelines
We believe that our Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents should have a meaningful financial stake in the Company to ensure that their interests are aligned with those of our stockholders. To that end, in December 2020, the Board adopted new equity ownership guidelines to define our expectations for our Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents, which replaced our prior equity ownership guidelines. Under these new guidelines, our Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents are expected to own shares of our common stock having a value equal to a designated multiple of his or her annual base salary within five years of the later of (1) December 1, 2020 and (2) the date on which he or she was appointed to his or her position.
Position	Ownership Requirement
Chief Executive Officer	5 times annual base salary
Executive Vice President	3 times annual base salary
Shares of our common stock that count toward meeting the foregoing equity ownership requirements include:
•
shares of our common stock directly or indirectly beneficially owned outright, including as a result of fully vested awards from previous grants to the executive by the Company;

•
shares of our common stock held through any Company benefit plan, including the Company’s 401(k) plan, Non-Qualified Deferred Compensation Plan or any employee stock purchase plan; and

•
unvested time-based restricted stock awards or restricted stock units granted to the executive by the Company.

Neither (i) performance-based stock awards or performance stock units, nor (ii) unexercised stock options (whether vested or unvested) count toward meeting the equity ownership requirements.
Hedging and Pledging Restrictions
Our insider trading policy prohibits our directors, officers and employees, and members of their households, certain of their family members and certain other natural or legal persons or entities (i) whose management responsibilities are discharged by, (ii) who are directly or indirectly controlled by or (iii) whose economic interests are substantially equivalent to those of any of the foregoing persons, from engaging in hedging, monetization or options transactions related to our securities or transactions involving any derivative security of the Company or other financial instruments that provide the economic equivalent of ownership of our common stock or an opportunity, whether direct or indirect, to profit from any change in the value of our common stock, such as prepaid variable forward contracts, puts, calls, equity swaps, credit default swaps and collars.
In addition, our insider trading policy prohibits (i) short sales of any securities of the Company, including through any “sale against the box” (sales with delayed delivery) and (ii) the holding of securities of the Company in a margin account or pledging securities of the Company as collateral for a loan, in each case unless they are treated as non-marginable by the brokerage firm.
Clawback Policy
Our Board has adopted a compensation recovery (“clawback”) policy which provides that, in the event of a restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the U.S. federal securities laws (other than restatements of financial results that are the direct result of changes in accounting standards) (a “clawback event”), we may seek recoupment, repayment and/or forfeiture of all or any portion of any annual or long-term cash, equity or equity-based incentive or bonus compensation outstanding and unpaid or paid and received during the three-year period preceding the date of the clawback event.
CEO Pay Ratio

Below sets forth our reasonable estimate, calculated in a manner consistent with the requirements of Item 402(u) of Regulation S-K, of the ratio of the annual total compensation for fiscal year 2021 of our current Chief Executive Officer to that of the median of the annual total compensation for all of our other employees (the “CEO Pay Ratio”). Please note that due to the flexibility in estimates, assumptions and adjustments permitted by the SEC in calculating such ratio, the CEO Pay Ratio may not be comparable to those presented by other companies, even other companies operating in the same industries as Rent-A-Center.
We identified our median employee using our employee population (excluding our Chief Executive Officer) as of December 31, 2021, which consisted of approximately 13,298 full-time, part-time, seasonal and temporary workers, of which approximately

11,948 (90%) were located in the United States and approximately 1,350 (10%) were located in Mexico. As of December 31, 2021, approximately 14 (0.1%) employees were employed on a part-time basis and approximately 9,164 (69%) were paid on an hourly (rather than salaried) basis. In order to attract and retain employees, we pay what we believe to be competitive rates in each market where we operate.
We selected the median employee first by using a consistently applied compensation measure of annual base pay, which reflects (i) for salaried employees, base salary, and (ii) for hourly employees, annualized base hourly compensation assuming that full-time and part-time workers work 2,080 and 1,040 hours per year, respectively, which calculation excluded any wages in respect of guaranteed overtime. After narrowing the population of potential median employees to normalize for potential drivers of pay differential (e.g., based on factors such as bonus eligibility and active status of employment), our median employee was randomly selected from a pool of 3 individuals. The annual base pay of our employees located in Mexico was converted to U.S. dollars using an exchange rate of 20.281 Mexican pesos to $1.00 U.S. dollar, reflecting the exchange rate reported by the U.S. Department of the Treasury as of December 31, 2021. We did not make any cost of living adjustments to annual base pay in identifying our median employee.
Our median employee identified using the assumptions and methodologies described above was located in Wyoming and served in an hourly position as a Customer Account Representative.
The 2021 annual total compensation of our median employee, calculated using the same methodology used to calculate the same metric for our named executive officers in the Summary Compensation Table in this proxy statement, was $32,729. Comparing this to our Chief Executive Officer’s 2021 annual total compensation of $11,732,761, we estimate that the CEO Pay Ratio was approximately 358:1.
Compensation Committee Interlocks and Insider Participation

Messrs. Hetrick, Lewis and Silver each served as members of the Compensation Committee for all or a portion of 2021. Each such member is independent and no member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) has or had any relationships requiring disclosure in this proxy statement pursuant to Item 404(a) of Regulation S-K.
In addition, during 2021, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Rent-A-Center.
Section 162(m)

Section 162(m) of the Code generally prohibits a federal income tax deduction to public companies for compensation over $1,000,000 paid to a “covered employee.” A “covered employee” includes (a) the Chief Executive Officer, (b) the Chief Financial Officer, (c) the three other most highly compensated executive officers, and (d) any individual who was a covered employee for any taxable year beginning after December 31, 2016. The Compensation Committee is not limited to paying compensation that is fully deductible and may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands, retain key executives, and take into account other appropriate considerations.
Compensation Committee Report

The material in this Report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2022 Annual Meeting of Stockholders, for filing with the SEC.
COMPENSATION COMMITTEE
Christopher Hetrick, Chairman
Harold Lewis
B.C. Silver

COMPENSATION TABLES
The following compensation tables in this proxy statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or may represent dollar amounts recognized for financial statement reporting purposes in accordance with accounting rules, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.
Summary Compensation Table

The following table summarizes the compensation earned by our named executive officers in fiscal year 2021, as well as the compensation earned by such individuals in each of fiscal year 2020 and fiscal year 2019, if serving as an executive officer during that time. Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2021, 2020 and 2019.
Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Mitchell Fadel Chief Executive Officer	2021	$1,078,846	$8,687,619	—	$1,900,800	$65,496	$11,732,761
	2020	$998,077	$4,882,607	$829,998	$2,430,000	$77,268	$9,217,950
	2019	$953,846	$5,222,035	$700,002	$1,690,000	$99,522	$8,665,405
Maureen Short Chief Financial Officer	2021	$487,578	$1,236,993	—	$384,000	$40,783	$2,149,354
	2020	$434,665	$636,749	$108,237	$476,580	$42,391	$1,698,623
	2019	$406,902	$807,439	$201,537	$386,951	$39,805	$1,842,634
Anthony Blasquez(4) Executive Vice President — Rent-A-Center Business	2021	$397,308	$702,199	—	$288,640	$12,189	$1,400,336
Jason Hogg(5) Former Executive Vice President — Acima	2021	$619,711	$2,973,540	—	$800,000	$21,685	$4,414,936
	2020	$311,538	$3,499,998	—	$1,080,000	$297,931	$5,189,467
Bryan Pechersky(6) Executive Vice President — General Counsel & Corporate Secretary	2021	$361,827	$625,168	—	$256,960	$36,104	$1,280,059

(1)
The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock option, restricted stock unit and performance stock unit awards in 2021, 2020 and 2019 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for our fiscal year ended December 31, 2021, included in our 2021 Form 10-K and our Annual Reports on Form 10-K for prior years.

For performance stock unit awards granted in February 2021, the maximum performance shares payable, and corresponding maximum aggregate value based on the grant date fair value of such awards, are (i) 77,768 shares and $7,050,447 for Mr. Fadel, (ii) 11,073 shares and $1,003,878 for Ms. Short, (iii) 6,286 shares and $569,888 for Mr. Blasquez, (iv) 26,618 shares and $2,413,188 for Mr. Hogg, and (v) 5,596 shares and $507,333 for Mr. Pechersky.
(2)
Represents the cash awards which were payable under our annual cash incentive program with respect to services for the year indicated.

(3)
For 2021, represents the compensation as described in the “All Other Compensation” table below.

(4)
Mr. Blasquez was named Executive Vice President — Rent-A-Center Business effective as of June 1, 2020. His compensation is shown for 2021 only since he was not a named executive officer in 2020 or 2019.

(5)
Mr. Hogg joined the Company and was named Executive Vice President — Preferred Lease (which role was retitled to Executive Vice President — Acima) effective as of June 22, 2020, several months after the Company’s annual equity awards to executives. Mr. Hogg’s 2020 LTIP award and short-term incentive award were made in connection with his hiring and took into account, among other considerations, the fact that Mr. Hogg would be forfeiting equity from a previous employer. His compensation is shown for 2020 and 2021 since he was not a named executive officer in 2019. As previously disclosed, Mr. Hogg departed the Company effective March 28, 2022.

(6)
Mr. Pechersky joined the Company and was named Executive Vice President — General Counsel & Corporate Secretary effective as of June 1, 2020. His compensation is shown for 2021 only since he was not a named executive officer in 2020 or 2019.

All Other Compensation
The following table provides information regarding each component of compensation for 2021 included in the All Other Compensation column in the Summary Compensation Table above.
Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Relocation	Other(3)	Total
Mitchell Fadel	$41,269	$24,227	—	—	$65,496
Maureen Short	$29,069	$7,742	—	$3,973	$40,783
Anthony Blasquez	—	$8,257	—	$3,932	$12,189
Jason Hogg	$7,327	$9,836	—	$4,552	$21,685
Bryan Pechersky	$14,406	$5,898	$148	$15,562(4)	$36,104

(1)
Represents contributions or other allocations made by us to our 401(k) Retirement Savings Plan and/or Deferred Compensation Plan.

(2)
Represents premiums paid by the Company for long-term disability and life insurance.

(3)
Represents fees paid by us for an annual executive physical examination.

(4)
Includes approximately $8,100 in estimated rental cost during 2021 for rental furniture, electronics and other household items provided to Mr. Pechersky in connection with his temporary living and relocation benefits.

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2021 under the 2021 annual cash incentive program, the 2021 Plan and certain prior equity plans.
Name	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Mitchell Fadel
Short-Term Incentive	—	2/19/21	$148,500	$1,485,000	$2,970,000	—	—	—	—	—	—	—	—
Restricted Stock Units	2/26/21	2/19/21	—	—	—	—	—	—	24,995	—	—	$57.76	$1,637,173
Performance Stock Units	2/26/21	2/19/21	—	—	—	—	77,768	155,536	—	—	—	$57.76	$7,050,447
Maureen Short
Short-Term Incentive	—	2/19/21	$30,000	$300,000	$600,000	—	—	—	—	—	—	—	—
Restricted Stock Units	2/26/21	2/19/21	—	—	—	—	—	—	3,559	—	—	$57.76	$233,115
Performance Stock Units	2/26/21	2/19/21	—	—	—	—	11,073	22,146	—	—	—	$57.76	$1,003,878
Anthony Blasquez
Short-Term Incentive	—	2/19/21	$22,550	$225,500	$451,000	—	—	—	—	—	—	—	—
Restricted Stock Units	2/26/21	2/19/21	—	—	—	—	—	—	2,020	—	—	$57.76	$132,310
Performance Stock Units	2/26/21	2/19/21	—	—	—	—	6,286	12,572	—	—	—	$57.76	$569,889
Jason Hogg
Short-Term Incentive	—	2/19/21	$62,500	$625,000	$1,250,000	—	—	—	—	—	—	—	—
Restricted Stock Units	2/26/21	2/19/21	—	—	—	—	—	—	8,555	—	—	$57.76	$560,353
Performance Stock Units	2/26/21	2/19/21	—	—	—	—	26,618	53,236	—	—	—	$57.76	$2,413,188
Bryan Pechersky
Short-Term Incentive	—	2/19/21	$20,075	$200,750	$401,500	—	—	—	—	—	—	—	—
Restricted Stock Units	2/26/21	2/19/21	—	—	—	—	—	—	1,799	—	—	$57.76	$117,835
Performance Stock Units	2/26/21	2/19/21	—	—	—	—	5,596	11,192	—	—	—	$57.76	$507,333

(1)
These columns show the potential value of the payout of the annual cash incentive bonuses for 2021 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company performance. The actual amount of the annual cash incentive bonuses paid for 2021 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)
Represents performance-based restricted stock units which vest depending on our relative TSR performance over a three-year measurement period as compared to the S&P 1500 Specialty Retail Index and the named executive officer remains an employee through the end of such measurement period. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if our relative TSR performance is below the 25th percentile, to the maximum number of shares if our relative TSR performance ranks at least the 90th percentile.

(3)
Represents restricted stock units which vest ratably over a three-year period of continuous employment with us from February 26, 2021.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2021.
	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Mitchell Fadel	53,243	26,954(2)	$8.22	2/23/28	33,541(6)	$1,611,310
	37,514	37,513(3)	$20.87	4/1/29	33,508(7)	$1,609,724
	30,248	90,743(4)	$24.77	2/26/30	24,995(8)	$1,200,760
					134,185(9)	$6,446,247
					134,015(10)	$6,438,081
					77,768(11)	$3,735,975
Maureen Short	6,077	0	$10.34	2/5/26	5,186(6)	$249,135
	14,538	0	$8.32	2/16/27	4,370(7)	$209,935
	10,977	3,659(2)	$8.22	2/23/28	3,559(8)	$170,974
	10,801	10,800(3)	$20.87	4/1/29	20,748(9)	$996,734
	3,945	11,833(4)	$24.77	2/26/30	17,477(10)	$839,595
					11,073(11)	$531,947
Anthony Blasquez	220	0	$34.77	1/31/23	1,639(6)	$78,738
	2,618	0	$8.32	2/16/27	1,381(7)	$66,343
	1,757	1,757(2)	$8.22	2/23/28	2,020(8)	$97,041
	916	1,833(3)	$20.87	4/1/29	6,556(9)	$314,950
	1,246	3,739(4)	$24.77	2/26/30	5,522(10)	$265,277
	2,500	7,500(5)	$26.62	7/1/30	6,286(11)	$301,979
Jason Hogg					8,555(8)	$410,982
					65,740(9)	$3,158,150
					65,740(10)	$3,158,150
					26,618(11)	$1,278,729
Bryan Pechersky	2,500	7,500(5)	$26.62	7/1/30	1,799(8)	$86,424
					5,596(11)	$268,832

(1)
Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2021, which was $48.04.

(2)
These options to purchase shares of our common stock vested on February 23, 2022.

(3)
These options to purchase shares of our common stock vest in equal parts on each of April 1, 2022 and April 1, 2023.

(4)
These options to purchase shares of our common stock vest in equal parts on each of February 26, 2022, February 26, 2023, and February 26, 2024.

(5)
These options to purchase shares of our common stock vest in equal parts on each of July 1, 2022, July 1, 2023, and July 1, 2024.

(6)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from April 1, 2019.

(7)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 26, 2020.

(8)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from February 26, 2021.

(9)
Represents the number of shares of our common stock that vested and became issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ended December 31, 2021, so long as the named executive officer remained an employee through December 31, 2021. Our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ended December 31, 2021, ranked at the 91st percentile, which resulted in 200% of the shares vesting.

(10)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2022, and the named executive officer remains an employee through December 31, 2022.

(11)
Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards based on our relative TSR performance as compared to the S&P 1500 Specialty Retail Index for the three-year period ending December 31, 2023, and the named executive officer remains an employee through December 31, 2023.

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2021 fiscal year, as well as applicable stock awards that vested, during the 2021 fiscal year:
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Mitchell Fadel	27,620	$1,550,725	437,640	$23,851,380
Maureen Short	26,641	$1,070,330	59,410	$3,237,845
Anthony Blasquez	175	$2,387	28,528	$1,554,776
Jason Hogg	—	—	—	—
Bryan Pechersky	—	—	—	—

(1)
Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2021, which was $48.04.

Non-Qualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, non-qualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a two-year graded vesting schedule based on the participant’s years of service with us. For 2021, we made matching contributions in the Deferred Compensation Plan of 50% of the employee’s contribution to the plan up to an amount not to exceed 6% of such employee’s compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.
The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan:
Name	Executive Contributions in FY 2021(1)	Registrant Contributions in FY 2021(1)(2)	Aggregate Earnings in FY 2021	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE 2021(3)
Mitchell Fadel	$64,615	$28,269	$40,126	—	$525,465
Maureen Short	$241,040	$20,758	$134,411	—	$886,117
Anthony Blasquez	—	—	$700	$3,058	$6,162
Jason Hogg	—	—	—	—	—
Bryan Pechersky	$22,039	$5,475	$4,312	—	$29,291

(1)
The entirety of the executive contributions and registrant contributions are reported in the “Summary Compensation Table” above as compensation of the named executive officer for the year ended December 31, 2021.

(2)
Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the table appearing in the section “Compensation Tables — Summary Compensation Table” above in this proxy statement.

(3)
Of these amounts, the following aggregate amounts are reported in the “Summary Compensation Table” above as compensation of the named executive officer for the years ended December 31, 2021, 2020 and 2019: Mr. Fadel — $148,724; Ms. Short — $405,304; Mr. Blasquez — $0; Mr. Hogg — $0; and Mr. Pechersky — $22,039.

No Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans.
Potential Payments and Benefits upon Termination Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2021, the last business day of our fiscal 2021, assuming that:
•
each named executive officer’s employment with us was terminated on December 31, 2021, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•
amounts payable to each named executive officer would not subject such person to excise tax under Section 4999 of the Code and the Company would not be denied a deduction under Section 280G of the Code;

•
the base salary earned by each named executive officer for his or her services to us through December 31, 2021 has been fully paid to such named executive officer;

•
the Board determined that the annual bonus for 2021 that would have been earned by each of Mr. Blasquez, Mr. Pechersky and Ms. Short was equal to the actual bonus awarded to such named executive officer for 2021; and

•
to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested performance stock units, at the target level of performance, and restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2021, which was $48.04, and any outstanding equity-based awards held by our named executive officers that vested prior to December 31, 2021 were exercised and distributed prior to December 31, 2021.

Name	Cash Severance Payout	Continuation of Medical Benefits(1)	Acceleration of Outstanding Awards	Total Termination Benefits
Mitchell Fadel
Termination by Us without “Cause” or by Mr. Fadel for “Good Reason”	$6,001,600	$28,080	$3,843,263	$9,872,943
Termination by Us for “Cause” or by Mr. Fadel without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Fadel’s disability or death	$1,900,800	$28,080	$21,042,096	$22,970,976
Termination by Mr. Fadel for Reason other than disability, death or for “Good Reason”	—	—	$3,843,263	$3,843,263
Maureen Short
Termination by Us without “Cause” or by Ms. Short for “Good Reason”	$930,290	$11,904	$1,628,920	$2,571,114
Termination by Us for “Cause” or by Ms. Short without “Good Reason”	—	—	—	—
Termination by Us due to Ms. Short’s disability or death	$384,000	$11,904	$2,998,321	$3,394,225
Termination by Ms. Short for Reason other than disability or death or for “Good Reason”	—	—	$1,628,920	$1,628,920
Anthony Blasquez
Termination by Us without “Cause” or by Mr. Blasquez for “Good Reason”	$1,047,960	—	$284,302	$1,332,262
Termination by Us for “Cause” or by Mr. Blasquez without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Blasquez’s disability or death	$288,640	—	$1,124,328	$1,412,968
Termination by Mr. Blasquez for Reason other than disability or death or for “Good Reason”	—	—	$284,302	$284,302
Jason Hogg(2)
Termination by Us without “Cause” or by Mr. Hogg for “Good Reason”	$937,500	$29,304	—	$966,804
Termination by Us for “Cause” or by Mr. Hogg without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Hogg’s disability or death	$800,000	$19,536	$8,006,010	$8,825,546
Termination by Mr. Hogg for Reason other than disability or death or for “Good Reason”	—	—	—	—
Bryan Pechersky
Termination by Us without “Cause” or by Mr. Pechersky for “Good Reason”	$547,500	$17,856	$53,550	$618,906
Termination by Us for “Cause” or by Mr. Pechersky without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Pechersky’s disability or death	$256,960	$11,904	$335,256	$624,120
Termination by Mr. Pechersky for Reason other than disability or death or for “Good Reason”	—	—	$53,550	$53,550

(1)
The amounts listed herein reflect the value of medical insurance coverage that would be extended to a named executive officer following termination; provided, however, such named executive officer would continue to be responsible for normal employee premium contributions.

(2)
Jason Hogg departed the Company on March 28, 2022 and is entitled to receive a $1,128,184.86 cash severance payout in accordance with the terms and conditions of his Executive Transition agreement.

Potential Payments and Benefits upon Termination With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as of December 31, 2021, the last business day of our fiscal 2021, assuming that:
•
each named executive officer’s employment with us was terminated and an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above both occurred on December 31, 2021;

•
amounts payable to each named executive officer would not subject such person to excise tax under Section 4999 of the Code and the Company would not be denied a deduction under Section 280G of the Code;

•
the base salary earned by each named executive officer for his or her services to us through December 31, 2021 has been fully paid to such named executive officer;

•
the Board determined that the annual bonus for 2021 that would have been earned by each of Mr. Blasquez, Mr. Pechersky and Ms. Short was equal to the actual bonus awarded to such named executive officer for 2021;

•
with respect to equity-based awards awarded pursuant to the 2021 Plan and certain prior equity plans, the Board does not direct such outstanding awards to be converted into awards with respect to shares of stock following the change in control or exchange;

•
any outstanding equity-based awards held by our named executive officers that vested prior to December 31, 2021 were exercised and distributed prior to December 31, 2021; and

•
to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested equity-based awards (at the target level of performance for performance stock units) at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2021.

Name	Cash Severance Payout	Continuation of Medical Benefits(1)	Acceleration of Outstanding Awards	Total Termination Benefits
Mitchell Fadel
Termination by Us without “Cause” or by Mr. Fadel for “Good Reason”	$6,001,600	$28,080	$25,246,223	$31,275,903
Termination by Us for “Cause” or by Mr. Fadel without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Fadel’s disability or death	$1,900,800	$28,080	$25,246,223	$21,175,103
Maureen Short
Termination by Us without “Cause” or by Ms. Short for “Good Reason”	$1,395,435	$17,856	$3,712,812	$5,126,103
Termination by Us for “Cause” or by Ms. Short without “Good Reason”	—	—	—	—
Termination by Us due to Ms. Short’s disability or death	$384,000	$11,904	$3,712,812	$4,108,716
Anthony Blasquez
Termination by Us without “Cause” or by Mr. Blasquez for “Good Reason”	$1,397,280	—	$1,491,751	$2,889,031
Termination by Us for “Cause” or by Mr. Blasquez without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Blasquez’s disability or death	$288,640	—	$1,491,751	$1,780,391
Jason Hogg(2)
Termination by Us without “Cause” or by Mr. Hogg for “Good Reason”	$1,250,000	$39,072	$8,006,010	$9,925,082
Termination by Us for “Cause” or by Mr. Hogg without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Hogg’s disability or death	$800,000	$19,536	$8,006,010	$8,825,546
Bryan Pechersky
Termination by Us without “Cause” or by Mr. Pechersky for “Good Reason”	$730,000	$23,808	$515,906	$1,269,714
Termination by Us for “Cause” or by Mr. Pechersky without “Good Reason”	—	—	—	—
Termination by Us due to Mr. Pechersky’s disability or death	$256,960	$11,904	$515,906	$784,770

(1)
The amounts listed herein reflect the value of medical insurance coverage that would be extended to a named executive officer following termination; provided, however, such named executive officer would continue to be responsible for normal employee premium contributions.

(2)
Jason Hogg departed the Company on March 28, 2022 and is entitled to receive a $1,128,184.86 cash severance payout in accordance with the terms and conditions of his Executive Transition agreement.

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2021.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plan(2)
Equity compensation plans approved by security holders	1,121,489	$22.68	4,085,077
Equity compensation plans not approved by security holders	—	—	—
Total	1,121,489	$22.68	4,085,077

(1)
Reflects the weighted-average exercise price of outstanding options as of December 31, 2021. The weighted average grant date fair value of outstanding restricted stock units and performance stock units as of December 31, 2021 was $46.23.

(2)
Pursuant to the terms of the plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•
attract, retain and motivate senior executives with competitive compensation opportunities;

•
balance short-term and long-term strategic goals;

•
align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•
reward achievement of our financial and non-financial goals.

We urge stockholders to read the section “Compensation Discussion and Analysis” above in this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the compensation tables and related narrative disclosures in the section “Compensation Tables” above in this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2022 Annual Meeting:
“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers for the year ended December 31, 2021, as disclosed in the 2022 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers.
Our Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the common stock ownership for each of our directors, each of the named executive officers, all of our directors and executive officers as a group, and each of our known holders of 5% of our common stock. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below beneficially own the shares indicated as beneficially owned. Information in the table is as of April 11, 2022, unless otherwise indicated. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of April 11, 2022.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Aaron Allred	5,151,978(1)	8.7%(1)
Anthony Blasquez	64,055	*
Jeffrey Brown	138,977(2)	*
Mitchell Fadel	700,718(3)	*
Christopher Hetrick	67,565(4)	*
Jason Hogg	85,217	*
Harold Lewis	12,447(5)	*
Glenn Marino	14,226(5)	*
Carol McFate	17,356(5)	*
Bryan Pechersky	2,861	*
Maureen Short	155,312	*
B.C. Silver	5,536(5)	*
Jen You	3,648(5)	*
All executive officers and directors as a group (15 total)	6,488,017	11.0%
BlackRock, Inc.	9,692,234(6)	16.4%(6)
The Vanguard Group	7,035,107(7)	11.9%(7)
FMR LLC	4,050,393(8)	6.8%(8)

*
Less than 1%.

(1)
Includes 2,243,398 shares of our common stock owned by Mr. Allred in his personal capacity and 2,908,580 shares owned by Arklow Holdings, LLC of which Mr. Allred is a general member and manager.

(2)
Includes 65,493 DSUs.

(3)
Includes 5,256 DSUs.

(4)
Includes 38,840 DSUs and 28,725 shares of our common stock owned by Mr. Hetrick in his personal capacity. In addition, as an affiliate of Engaged Capital, LLC, Mr. Hetrick may be deemed to be a member of a Section 13(d) group that may be deemed to collectively beneficially own 2,355,730 shares held by funds affiliated with Engaged Capital, LLC (according to a Form 13F filed by Engaged Capital, LLC with the SEC on February 14, 2022).

(5)
Comprised solely of DSUs.

(6)
The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. BlackRock, Inc. exercises sole voting control over all 9,692,234 of these shares and sole investment control over all 9,692,234 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 27, 2022.

(7)
The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over none of these shares, shared voting control over 118,704 of these shares, sole investment control over 6,861,240 of these shares, and shared investment control over 173,867 of these shares. This information is based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022.

(8)
The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR LLC exercises sole voting control over all 44,063 of these shares and sole investment control over all 4,050,393 shares. This information is based solely on information set forth in Schedule 13G filed with the SEC on February 9, 2022 by FMR LLC on behalf of itself and Abigail P. Johnson.

For each of the named executive officers and his or her ownership as reported in the table above, the following table sets forth: (1) common stock underlying restricted stock units that may vest within 60 days of April 11, 2022, (2) common stock underlying performance stock units that may vest within 60 days of April 11, 2022, assuming 100% of the target performance is achieved and (3) shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of April 11, 2022.
Name	Common Stock Underlying Restricted Stock Units	Common Stock Underlying Performance Stock Units	Shares Issuable upon Exercise of Options
Mitchell Fadel	—	—	196,964
Maureen Short	—	—	59,341
Anthony Blasquez	—	—	13,177
Jason Hogg	—	—	—
Bryan Pechersky	—	—	2,500

OTHER INFORMATION
Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 and related rules of the SEC require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. Based on a review of reports filed by those persons, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2021 were timely made except for one Form 4 in respect of a transaction by Mr. Brown. Such late filing was the result of administrative matters impacting the functioning of Mr. Brown’s EDGAR filing codes.
Annual Report on Form 10-K

The Company has filed with the SEC an Annual Report on Form 10-K for the year ended December 31, 2021 (which is not a part of the Company’s proxy soliciting materials), a copy of which is available on our website at https://investor.rentacenter.com/financial-information/sec-filings. The Company will provide without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 upon the written request of a stockholder to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.
“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements, annual reports and Notices with respect to two or more stockholders sharing the same address by delivering a single copy of any such proxy statement, annual report or Notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the proxy statement or the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you are the record holder of your shares. Such a notification to the Company may be submitted to the Rent-A-Center Legal Department in writing at Attn: Legal Department, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024, or by calling 972-801-1100. Additionally, we will deliver promptly to any affected stockholder, upon his or her written request made to the address in the preceding sentence, an additional copy of the proxy statement, annual report and/or Notice.
Submission of Stockholder Proposals

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements.
We must receive proposals for possible inclusion in the Company’s proxy statement related to the 2023 annual stockholders meeting no later than December 26, 2022 and such proposals must otherwise comply with Rule 14a-8 under the Exchange Act.
Pursuant to our bylaws, subject to certain limited exceptions, other proposals for possible consideration at the 2023 annual stockholders meeting, including proposals for the nomination of one or more directors, must be received in writing by us no earlier than the close of business on February 7, 2023, and no later than the close of business on March 9, 2023. Any such proposal must be in proper form as specified in our bylaws, must be submitted by a stockholder of the Company meeting the requirements set forth in our bylaws and must comply with the rules of the SEC concerning stockholder proposals.
Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2023.

Other Business

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this proxy statement and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, or any adjournments or postponement thereof, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.
PLEASE VOTE – YOUR VOTE IS IMPORTANT

SCAN TO VIEW MATERIALS & VOTE RENT-A-CENTER, INC. 5501 HEADQUARTERS DRIVE PLANO, TX 75024 VOTE BY INTERNET PRIOR TO THE MEETING - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on June 6, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY INTERNET DURING THE MEETING - www.virtualshareholdermeeting.com/RCII2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on June 6, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you received paper copies of the proxy materials and would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. D81043-P67356 RENT-A-CENTER, INC. The Board of Directors recommends you vote FOR each director nominee listed in Proposal 1 and FOR Proposals 2 and 3: 1. To elect or re-elect the directors nominated by the Board of Directors: For Against Abstain Against Abstain For 1a. Jeffrey Brown 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 1b. Mitchell Fadel 1c. Christopher Hetrick 3. To approve, by non-binding vote, compensation of the named executive officers for the year ended December 31, 2021 1d. Harold Lewis 1e. Glenn Marino NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof. 1f. Carol McFate 1g. B.C. Silver 1h. Jen You NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and the Proxy Statement and most recent Annual Report on Form 10-K of Rent-A-Center, Inc. are available at investor.rentacenter.com and www.proxyvote.com.D81044-P673562022 Annual Meeting of StockholdersTHIS PROXY IS SOLICITED ON BEHALF OFTHE BOARD OF DIRECTORS OF RENT-A-CENTER, INC. The undersigned hereby appoints Maureen Short and Bryan Pechersky, and each of them, with power to act without the other and with power of substitution, as proxies to cast all votes that the undersigned is entitled to cast at Rent-A-Center, Inc.'s2022 Annual Meeting of Stockholders to be held June 7, 2022 at www.virtualshareholdermeeting.com/RCII2022, or any postponement or adjournment thereof, with authority to vote on the proposals as indicated on the reverse side of this Proxy and in their discretion upon such other matters as may be properly presented at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN AS TO ANY OR ALL PROPOSALS BUT THIS PROXY IS SIGNED AND DATED, THIS PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS WITH RESPECT TO SUCH PROPOSALS.(Continued and to be marked, signed and dated on the other side)

SCAN TO VIEW MATERIALS & VOTE RENT-A-CENTER, INC. 5501 HEADQUARTERS DRIVE PLANO, TX 75024 VOTE BY INTERNET PRIOR TO THE MEETING - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Central Time, on June 2, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY INTERNET DURING THE MEETING - www.virtualshareholdermeeting.com/RCII2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Central Time, on June 2, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you received paper copies of the proxy materials and would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. D81045-P67356 RENT-A-CENTER, INC. The Board of Directors recommends you vote FOR each director nominee listed in Proposal 1 and FOR Proposals 2 and 3: 1. To elect or re-elect the directors nominated by the Board of Directors: Against For Abstain For Against Abstain 1a. Jeffrey Brown 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 1b. Mitchell Fadel 1c. Christopher Hetrick 3. To approve, by non-binding vote, compensation of the named executive officers for the year ended December 31, 2021 1d. Harold Lewis 1e. Glenn Marino NOTE: Such other business as may properly come before the meeting and any adjournment or postponement thereof. 1f. Carol McFate 1g. B.C. Silver 1h. Jen You NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and the Proxy Statement and most recent Annual Report on Form 10-K of Rent-A-Center, Inc. are available at investor.rentacenter.com and www.proxyvote.com.D81046-P673562022 Annual Meeting of StockholdersTHIS PROXY IS SOLICITED ON BEHALF OFTHE BOARD OF DIRECTORS OF RENT-A-CENTER, INC. The undersigned participant in the Rent-A-Center, Inc. 401(k) Retirement Savings Plan (the "401(k) Plan") hereby directsReliance Trust Company, the trustee of the 401(k) Plan, to vote his or her shares held through the 401(k) Plan as indicated on the reverse side of this Proxy, or if not so indicated, in accordance with the policy adopted by Rent-A-Center, Inc. in accordance with the 401(k) Plan document (voting for each proposal as recommended by the board of directors of Rent-A-Center, Inc.).(Continued and to be marked, signed and dated on the other side)